EXECUTION VERSION

AMENDED AND RESTATED
SENIOR SECURED REVOLVING CREDIT AGREEMENT

DATED AS OF

October 17, 2017

AMONG

GOODRICH PETROLEUM CORPORATION,
as Parent,

GOODRICH PETROLEUM COMPANY, L.L.C.,
as the Borrower,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

and

the Lenders party hereto

__________________________________________
SUNTRUST BANK,
as Syndication Agent

JPMORGAN CHASE BANK, N.A.,
as Sole Bookrunner

and

JPMORGAN CHASE BANK, N.A. and
SUNTRUST ROBINSON HUMPHREY, INC.,
and Joint Lead Arrangers

i

Annex, Exhibits and Schedules

Annex I	List of Maximum Credit Amounts

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Solvency Certificate
Exhibit F	Closing Date Security Instruments
Exhibit G	Form of Assignment and Assumption
Exhibit H-1	Form of U.S. Tax Compliance Certificate (Non-U.S. Lenders; non-partnerships)
Exhibit H-2	Form of U.S. Tax Compliance Certificate (Foreign Participants; non-partnerships)
Exhibit H-3	Form of U.S. Tax Compliance Certificate (Foreign Participants; partnerships)
Exhibit H-4	Form of U.S. Tax Compliance Certificate (Non-U.S. Lenders; partnerships)
Exhibit I	Form of Reserve Report Certificate
Exhibit J	Form of Perfection Certificate

Schedule 1.01	Permitted Holders
Schedule 7.05	Litigation
Schedule 7.09	Taxes
Schedule 7.14	Loan Parties
Schedule 7.19	Gas Imbalances
Schedule 7.20	Marketing of Production
Schedule 7.22	Swap Agreements
Schedule 8.10(b)	Environmental Matters
Schedule 9.05	Investments

v

THIS AMENDED AND RESTATED SENIOR SECURED REVOLVING CREDIT AGREEMENT dated as of October 17, 2017, is among Goodrich Petroleum Corporation, a Delaware corporation (“Parent”), Goodrich Petroleum Company, L.L.C., a Louisiana limited liability company (the “Borrower”), each of the Lenders from time to time party hereto and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
R E C I T A L S
A.    The Borrower, Parent, Wells Fargo Bank, National Association as administrative agent and the lenders from time to time party thereto are parties to that certain Exit Credit Agreement, dated as of October 12, 2016 (as amended prior to the date hereof, the “Existing Credit Agreement”).
B.    The Borrower has requested that (i) the Lenders provide certain loans to and extensions of credit on behalf of the Borrower to (a) refinance all amounts currently due under the Existing Credit Agreement, (b) fund permitted capital expenditures and permitted acquisitions and support other general corporate purposes of the Borrower and (c) pay fees, expenses and other transaction costs incurred in connection with entering into the Transactions by the Loan Parties, the borrowing by the Borrower of the Loans on the Closing Date and the application of the proceeds thereof as contemplated hereby, (ii) the Lenders amend and restate the Existing Credit Agreement in its entirety as contemplated hereby and by the other Loan Documents, and (iii) the Issuing Bank provide Letters of Credit.
C.    The Borrower desires to continue the liens and security interests that secure both the secured obligations pursuant to the Existing Credit Agreement and the Secured Obligations contemplated by this Agreement by confirming its prior grant to the Administrative Agent, for the benefit of the Secured Parties, of a first-priority security interest in and continuing Lien upon substantially all of its assets as contemplated by the Intercreditor Agreement and the other Loan Documents.
D.    Parent directly owns all of the Equity Interests of the Borrower and has determined that it is in its best interests to continue the guarantee of both the guaranteed obligations pursuant to the Existing Credit Agreement and the Secured Obligations contemplated by this Agreement and to confirm its prior pledge and grant to the Administrative Agent, for the benefit of the Secured Parties, of a first-priority security interest in and continuing Lien upon all of its rights, title and interest in the Equity Interests of the Borrower and substantially all of its other assets as contemplated by the Intercreditor Agreement and the other Loan Documents.
E.    In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING MATTERS
Section 1.01    Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.
Section 1.02    Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“2019 Notes” means the 13.50% Convertible Second Lien Senior Secured Notes due 2019 issued under the Second Lien Indenture.

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Accounting Changes” has the meaning assigned to such term in Section 1.05.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, (and with respect to clause (c) of the definition of “Alternate Base Rate” for an Interest Period of one (1) month) an interest rate per annum equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.
“Administrative Agent” has the meaning assigned to such term in the preamble hereto.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Maximum Credit Amounts” means, at any time, an amount equal to the sum of the Maximum Credit Amounts in effect at such time, as the same may be reduced or terminated pursuant to Section 2.06.
“Agreement” means this Senior Secured Revolving Credit Agreement, including the Schedules and Exhibits hereto, as the same may be amended, modified, supplemented, restated, replaced or otherwise modified from time to time.
“Alternate Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1.0% and (c) the Adjusted LIBO Rate for an Interest Period of one (1) month on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one (1) month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Margin” means, for any date, the applicable rate per annum set forth below as determined based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Percentage	< 25%	≥25% and < 50%	≥50% and < 75%	≥75% and < 90%	≥90%
Eurodollar Loans	2.75%	3.00%	3.25%	3.50%	3.75%
ABR Loans	1.75%	2.00%	2.25%	2.50%	2.75%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change in the Borrowing Base Utilization Percentage and ending on the date immediately preceding the effective date of the next such change; provided, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then beginning on such date and until such Reserve Report is delivered, the “Applicable Margin” shall mean the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level.
“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount, which percentage as of the date hereof is set forth on Annex I.
“Approved Counterparty” means (a) any Secured Swap Provider or (b) any other Person whose long term senior unsecured debt rating at the time a particular Swap Agreement transaction is entered into is A- or A3 by S&P or Moody’s (or their equivalent), respectively, or higher.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved Petroleum Engineers” means (a) Cawley, Gillespie & Associates, Inc., (b) Netherland, Sewell & Associates, Inc., (c) Ryder Scott Company Petroleum Consultants, L.P., (d) DeGoyler and McNaugton, and (e) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.
“Arranger” means, collectively JPMorgan Chase Bank, N.A. and SunTrust Robinson Humphrey, Inc., in their capacity as the joint lead arrangers hereunder.
“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect.
“Assignee” has the meaning assigned to such term in Section 12.04(b)(i).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit G or any other form approved by the Administrative Agent.
“Availability Period” means the period from and including the Closing Date to but excluding the Termination Date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.
“Borrower” has the meaning assigned to such term in the preamble hereto.
“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to the Borrowing Base Adjustment Provisions.
“Borrowing Base Adjustment Provisions” means Section 2.08(a), Section 2.08(b), Section 2.08(c) and any other provision hereunder which adjusts (as opposed to redetermines) the amount of the Borrowing Base.
“Borrowing Base Deficiency” occurs, if at any time, the total Revolving Credit Exposures exceeds the Borrowing Base then in effect. The amount of the Borrowing Base Deficiency at such time is the amount by which the total Revolving Credit Exposures of all Lenders at such time exceeds the Borrowing Base in effect at such time; provided, that, for purposes of determining the existence and amount of any Borrowing Base Deficiency, obligations under any Letter of Credit will not be deemed to be outstanding to the extent such obligations are Cash Collateralized.
“Borrowing Base Properties” means the Proved Oil and Gas Properties that (a) are included in the most recently delivered Reserve Report delivered pursuant to Section 8.12 and (b) are given Borrowing Base Value.
“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.
“Borrowing Base Value” means, with respect to any Oil and Gas Property or any Swap Agreement, the value attributed to such asset in connection with the most recent determination of the Borrowing Base as reasonably determined by the Administrative Agent.
“Borrowing Request” means a request by the Borrower substantially in the form of Exhibit B for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.
“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent (in a manner reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank, which shall require such deposit to made into a controlled account), for the benefit of any Issuing Bank, the Lenders or any Secured Parties and other Persons as the context requires, as collateral for LC Exposure or obligations of the Lenders to fund participations in respect of LC Exposure, cash or deposit account balances or, if the Administrative Agent and any applicable Issuing Bank shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and any such Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one (1) year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one (1) year from the date of acquisition; (d) shares of money market funds investing exclusively in investments described in clauses (a), (b) and (c) of this definition and (e) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Guarantor.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than the Permitted Holders, of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding

Equity Interests of Parent, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Parent by Persons who were neither (i) nominated or approved by the board of directors of Parent nor (ii) appointed by directors so nominated or approved or (c) Parent shall fail to beneficially own, directly or indirectly, 100% of the Equity Interests of the Borrower or any Subsidiary, other than, in the case of any Subsidiary other than the Borrower, pursuant to a transaction expressly permitted hereunder.
“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 5.01(b)), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any, with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Closing Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.
“Collateral” means all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Instrument.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make or continue Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06, (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b) or (c) otherwise modified pursuant to the terms of this Agreement. The amount representing each Lender’s Commitment shall at any time be the lesser of (i) such Lender’s Maximum Credit Amount and (ii) such Lender’s Applicable Percentage of the then effective Borrowing Base.
“Commitment Fee Rate” means 0.50% per annum.
“Commodity Account” has the meaning assigned to such term in the UCC.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compass Account” means that certain deposit account of the Loan Parties held with Compass Bank in an amount not to exceed $600,000 for purposes of cash collateralizing letters of credit permitted pursuant to Section 9.02(n).

“Compliance Certificate” means a Compliance Certificate, signed by a Financial Officer, substantially in the form of Exhibit D.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
“Consolidated Net Income” means with respect to Parent and the Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of Parent and the Consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which Parent or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of Parent and the Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash with the proceeds of the operations of such Person during such period by such other Person to the Parent or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise prohibited, in each case determined in accordance with GAAP; (c) any extraordinary non-cash gains or losses during such period; (d) non-cash gains or losses under FASB ASC Topic 815 resulting from the net change in mark to market portfolio of commodity price risk management activities during that period; and (e) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns. Notwithstanding the foregoing, if any non-cash expense subsequently becomes a cash expense, it will be included in the period during which it became a cash expense.
“Consolidated Subsidiaries” means each Subsidiary of Parent (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of Parent in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Agreement” means a deposit account control agreement, commodity account control agreement, securities account control agreement (or similar agreement), as applicable, in form and substance reasonably satisfactory to the Administrative Agent, executed by the applicable Loan Party, the Administrative Agent and the relevant financial institution party thereto, which establishes the Administrative Agent’s control (within the meaning of Section 9-104 of the UCC) with respect to the applicable Deposit Account, Commodity Account or Securities Account covered thereby.
“Controlled Account” means (a) a Deposit Account, Commodity Account or Securities Account that is subject to a Control Agreement or (b) in the sole discretion of the Administrative Agent, a Deposit Account, Commodity Account or Securities Account maintained with the Administrative Agent.
“Credit Party” means the Administrative Agent, any Issuing Bank or any other Lender.

“Current Assets” means, as of any date of determination, without duplication, the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Parent and the Consolidated Subsidiaries at such date, plus the unused Commitments then available to be borrowed (excluding, for purposes of determining availability, the application of Section 6.02(c)), but excluding all non-cash assets under FASB ASC Topic 815.
“Current Liabilities” means, as of any date of determination, without duplication, the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Parent and the Consolidated Subsidiaries on such date, but excluding (a) all non-cash obligations under FASB ASC Topic 815, (b) the current portion of the Loans and obligations in respect of Letters of Credit under this Agreement, and (c) the current portion of the 2019 Notes and any refinancing thereof in accordance with Section 9.02(b).
“Current Ratio” means, with respect to Parent and the Consolidated Subsidiaries for any date of determination, the ratio of (a) Current Assets as of the last day of the most recently ended Fiscal Quarter (which may be such date of determination) to (b) Current Liabilities as of the last day of the most recently ended Fiscal Quarter (which may be such date of determination).
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means, subject to Section 2.10, any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to it, or (d) has become the subject of a Bankruptcy Event or Bail-In Action.
“Deficiency Date” has the meaning assigned to such term in Section 3.04(c)(ii).
“Deposit Account” has the meaning assigned to such term in the UCC.
“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, casualty, condemnation or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the earlier of (a) the Maturity Date and (b) Payment in Full.
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.
“EBITDAX” means, for any period, the sum of Consolidated Net Income for such period plus (a) the following expenses or charges to the extent deducted in determining Consolidated Net Income for such period: (i) interest, and to the extent not reflected in interest, costs of surety bonds in connection with financing and other activities, (ii) income, profits (including margin), capital gains and similar Taxes, (iii) depreciation, depletion, amortization, including the amortization of intangible assets established through purchase accounting and the amortization of deferred financing fees for such period, and other noncash charges (including non-cash charges resulting from the requirements of ASC 410 and including, without limitation, equity-based or non-cash compensations charges or expenses), (iv) expenses associated with the exploration of Oil and Gas Properties, (v) (A) costs, charges, and expenses incurred in connection with the Transactions and (B) costs and expenses incurred in connection with any Investments, acquisitions (or purchases of assets), asset dispositions, recapitalizations, mergers, amalgamations, repayment, refinancing, amendment or modification of Indebtedness or similar transactions after the Closing Date permitted hereunder; provided that the aggregate amount of add backs under this clause (B) shall not exceed $2,500,000 in any 12 month period as certified by a Financial Officer in any applicable Compliance Certificate, (vi) any net loss from disposed, abandoned or discontinued operations and (vii) any reorganization costs associated with the Chapter 11 bankruptcy proceedings commencing on April 15, 2016 of the Parent and the Borrower; provided, that such reorganizational costs are certified by a Financial Officer in any applicable Compliance Certificate and are reasonably acceptable to the Majority Lenders after consultation with the Borrower (such acceptance not to be unreasonably withheld or delayed), minus (b) all noncash income to the extent included in determining Consolidated Net Income for such period (including cancellation of indebtedness income and non-cash income resulting from the requirements of ASC 410).
It is understood that (A) for the Fiscal Quarter of the Borrower ending December 31, 2017, EBITDAX shall be deemed to equal EBITDAX for the two (2) Fiscal Quarter period then ending multiplied by 2 and (B) the Fiscal Quarter of the Borrower ending March 31, 2018, EBITDAX shall be deemed to equal EBITDAX for the three (3) Fiscal Quarter period then ending multiplied by 4/3.
For the purposes of calculating EBITDAX for any period, (i) if during such period the Parent or any of its Subsidiaries shall have made a Material Disposition, EBITDAX for such period shall be calculated on a pro forma basis as if such Material Disposition occurred on the first day of such period, and (ii) if during such period, the Parent or any of its Subsidiaries shall have made a Material Acquisition, EBITDAX for such period shall be calculated on a pro forma basis as if such Material Acquisition occurred on the first day of such period.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Engineering Reports” has the meaning assigned to such term in Section 2.07(c)(i).
“Environmental Laws” means all Governmental Requirements relating to the environment, the preservation or reclamation of natural resources, the regulation or management of any harmful or deleterious substances, or to health and safety as it relates to environmental protection or exposure to harmful or deleterious substances.
“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.
“ERISA Affiliate” means any entity (whether or not incorporated) which together with the Borrower or a Subsidiary would be treated as a single employer under section 4001(b)(1) of ERISA or section 414(b) or (c) of the Code or, for purposes of provisions relating to section 412 of the Code and section 302 of ERISA, section 414 (m) or (o) of the Code.
“ERISA Event” means (a) a Reportable Event, (b) the withdrawal of the Borrower, any other Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by the Borrower, any other Loan Party or any ERISA Affiliate from a Multiemployer Plan; (d) the filing (or the receipt by any Loan Party or any ERISA Affiliate) of a notice of intent to terminate a Plan under Section 4041(c) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (e) the institution of proceedings to terminate a Plan by the PBGC, (f) the receipt by any Loan Party or any ERISA Affiliate of a notice of withdrawal liability pursuant to Section 4202 of ERISA, (g) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC, (i) on and after the effectiveness of the Pension Act, a determination that a Plan is in “at risk” status (as defined in 303(i)(4) of ERISA or 430(i)(4) of the Code) or (j) the failure of any Loan Party or any ERISA Affiliate to make by its due date, after expiration of any applicable grace period, a required installment under Section 430(j) of the Code with respect to any

Plan or any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, or the failure by the Borrower, any other Loan Party or any of their respective ERISA Affiliates to make any required contribution to a Multiemployer Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Section 10.01.
“Excepted Liens” means:
(a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations or similar legislation which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements, in each case, which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause (d) does not materially impair (i) the use of the Property covered by such Lien for the purposes for which such Property is held by the Parent or any other Loan Party or (ii) the value of such Property subject thereto;
(e) Liens arising by virtue of any statutory or common law provision or customary deposit account terms relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only Deposit Accounts or other funds maintained with a creditor depository institution, provided that no such Deposit Account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Parent or any other Loan Party to provide collateral to the depository institution (other than pursuant to the Loan Documents);
(f) zoning and land use requirements, easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Parent or any other Loan Party for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, in each case that do not secure any monetary obligations and which in the aggregate do not materially impair (i) the use of such Property for the purposes of which such Property is held by the Parent or any other Loan Party or (ii) the value of such Property subject thereto;
(g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature, in each case, incurred in the ordinary course of business;
(h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced;
(i) encumbrances consisting of deed restrictions, zoning restrictions, and other similar restrictions on the use of Oil and Gas Properties, none of which, in the aggregate, materially impairs the use of such property by the Parent or any other Loan Party in the operation of its business or materially detracts from the value of such properties, and none of which, in the aggregate, is or shall be violated in any material respect by existing proposed operations;
(j) Liens, titles and interests of lessors of personal Property leased by such lessors to the Borrower or any other Loan Party, restrictions and prohibitions on encumbrances and transferability with respect to such Property and the Borrower’s or such Loan Party’s interests therein imposed by such leases, and Liens and encumbrances encumbering such lessors’ titles and interests in such Property and to which the Borrower’s or such Loan Party’s leasehold interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record; provided that such Liens do not secure Indebtedness of the Borrower or any other Loan Party and do not encumber Property of the Borrower or any other Loan Party other than the Property that is the subject of such leases;
(k) Liens, titles and interests of licensors of software and other intangible personal Property licensed by such licensors to the Borrower or any other Loan Party, restrictions and prohibitions on encumbrances and transferability with respect to such Property and the Borrower’s or such Loan Party’s interests therein imposed by such licenses, and Liens and encumbrances encumbering such licensors’ titles and interests in such Property and to which the Borrower’s or such Loan Party’s license interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record; provided that such Liens do not secure Indebtedness of the Borrower or any other Loan Party and do not encumber Property of the Borrower or any other Loan Party other than the Property that is the subject of such licenses;
(l) Liens on cash earnest money deposited pursuant to the terms of an agreement to acquire assets used in, or Persons engaged in, the oil and gas business, as permitted by this Agreement, in order to secure the obligations of the Borrower or any other Loan Party in connection with such agreement;

(m) rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate any Oil and Gas Property in any manner whatsoever and all laws of such Governmental Authority; and
(n) consents to assignment and similar contractual provisions affecting any Oil and Gas Property, including customary preferential rights to purchase and calls on production by sellers relating to Hydrocarbon Interests acquired by any Loan Party;
provided, further Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced, and no intention to subordinate the Liens granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.
“Excepted Mortgaged Property Liens” has the meaning assigned to such term in Section 6.01(c)(iv).
“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.05) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Credit Party’s failure to comply with Section 5.03(g) and Section 5.03(h), and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning assigned to such term in the Recitals hereto.
“Existing Loans” means the “Loans” under, and as defined in, the Existing Credit Agreement that are outstanding immediately prior to giving effect to the Closing Date and, which, on the Closing Date, shall be deemed made under this Agreement.
“Exiting Lenders” shall mean each of Wells Fargo Bank, National Association, Bank of Montreal, Compass Bank, Royal Bank of Canada, Bank of America, N.A. and The Bank of Nova Scotia as “Lenders” under the Existing Credit Agreement and that has elected not to continue as Lenders under this Agreement.

“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a Disposition of such asset or assets at such date of determination assuming a Disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, practice, promulgation or official agreement implementing an official government agreement with respect to the foregoing.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.
“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Financial Officer” means, for any Person, the chief executive officer, chief operating officer, president, chief financial officer, principal accounting officer, treasurer, controller or other natural person principally responsible for the financial matters of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Parent.
“Financial Statements” means the financial statement or statements referred to in Section 7.04(a), including all footnotes included therein.
“First Lien Multi-State Mortgage” means that certain Amended and Restated Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement, dated as of the date hereof, executed by the Borrower in favor of Darren Vanek, as Trustee, for the benefit of the Secured Parties.
“Fiscal Quarter” means each fiscal quarter of the Borrower for accounting and tax purposes, ending on the last day of each March, June, September and December.
“Fiscal Year” means each fiscal year of the Borrower for accounting and tax purposes, ending on December 31 of each year.
“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert Waters Flood Reform Act of 2012, and any regulations promulgated thereunder.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05; provided that the accounting for operating leases and Capital Leases Obligations under GAAP as in effect on the date hereof (including, without limitation, Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of Capital Lease Obligations (it being understood, for avoidance of doubt, that no operating leases, or obligations in respect of operating leases, shall be treated as Capital Lease Obligations, respectively, hereunder).
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Requirement” means any law (including common law), statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement having the force of law, whether now or hereinafter in effect, including applicable Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.
“Guarantee and Collateral Agreement” means the Amended and Restated Guarantee and Collateral Agreement dated as of the Effective Date and executed by Parent, the Borrower and the other Loan Parties in favor of the Administrative Agent, for the benefit of the Secured Parties.
“Guarantors” means Parent and each of the Borrower’s direct and indirect Material Subsidiaries that guarantees the Secured Obligations pursuant to Section 8.14(b) and any other Subsidiary that guarantees the Secured Obligations at the election of the Borrower.
“Hazardous Material” means any chemical, compound, material, product, byproduct, substance or waste that is defined, regulated or otherwise classified as a “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning under any applicable Environmental Law, and for the avoidance of doubt includes Hydrocarbons, radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, and infectious or medical wastes.
“Highest Lawful Rate” means, as to any Lender, at the particular time in question, the maximum non-usurious rate of interest which, under applicable law, such Lender is then permitted to contract for, charge or collect from the Borrower on the Loans or the other obligations of the Borrower hereunder, and as to any other Person, at the particular time in question, the maximum non-usurious rate of interest which, under applicable law, such Person is then permitted to contract for, charge or collect with respect to the obligation in question. If the maximum rate of interest which, under applicable law, the Lenders are permitted to contract for, charge or collect from the Borrower on the Loans or the other obligations of the Borrower hereunder shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, as of the effective time of such change without notice to the Borrower or any other Person.
“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Borrower or any other Loan Party, as the context requires.

“Hydrocarbons” means all oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and all products refined or separated therefrom and all other minerals which may be produced and saved from or attributable to the Oil and Gas Properties of any Person, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests or other properties constituting Oil and Gas Properties.
“Impacted Interest Period” has the meaning given to such term in the definition of “LIBO Rate”.
“Indebtedness” of any Person means (without duplication):
(a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments;
(b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bank guarantees, surety or other bonds and similar instruments;
(c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (including insurance premium payables) that are more than ninety (90) days past due, other than those which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(d) all Capital Lease Obligations;
(e) all Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Indebtedness is assumed by such Person (provided that, to the extent recourse is limited to such Property, the amount of such Indebtedness for purposes of this clause (e) shall be an amount equal to the lesser of the amount of such Indebtedness and the Fair Market Value of the encumbered Property);
(f) all Indebtedness (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Indebtedness (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such guarantee or assurance against loss;
(g) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others and, to the extent entered into as a means of providing credit support for the obligations of others and not primarily to enable such Person to acquire any such Property, all obligations or undertakings of such Person to purchase the Indebtedness or Property of others;
(h) all obligations of such Person under take/ship or pay contracts if any goods or services are not actually received or utilized by such Person;
(i) any Indebtedness of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability;
(j) Disqualified Capital Stock;

(k) net Swap Obligations of such Person (for purposes hereof, the amount of any net Swap Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date); and
(l) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. Except as explicitly set forth above, the Indebtedness of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 12.03(b).
“Information” has the meaning assigned to such term in Section 12.11.
“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of October 12, 2016, between Administrative Agent, as successor priority lien agent to Wells Fargo Bank, National Association and Wilmington Trust, National Association, as second lien agent and acknowledged and agreed to by Parent, the Borrower and certain of its subsidiaries.
“Interest Election Request” means a request by the Borrower substantially in the form of Exhibit C to convert or continue a Borrowing in accordance with Section 2.04.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan and the Maturity Date and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period and the Maturity Date.
“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3) or six (6) months thereafter, as the Borrower may elect in its Borrowing Request or Interest Election Request, as applicable, given with respect thereto; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period may have a term which would extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interim Redetermination” has the meaning assigned to such term in Section 2.07(b).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any advance, loan or capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness of, or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory, goods, supplies or services sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person constituting a business unit; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment.
“Issuing Bank” means (a) JPMorgan Chase Bank, N.A. and (b) each Lender approved by the Administrative Agent that is reasonably requested by the Borrower that agrees to act as an issuer of Letters of Credit hereunder, in each case, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.09(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. References herein and in the other Loan Documents to an Issuing Bank shall be deemed to refer to such Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.
“January 1 Reserve Report” has the meaning assigned to such term in Section 8.12(a).
“LC Availability Requirements” has the meaning assigned to such term in Section 2.09(a).
“LC Commitment” means an amount equal to $10,000,000. For the avoidance of doubt, the LC Commitment is part of, and not in addition to, the aggregate Commitments.
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.
“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise that is in the Register, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise and is no longer in the Register.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with an Issuing Bank relating to any Letter of Credit.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period (and with respect to clause (c) of the definition of “Alternate Base Rate”, for an Interest Period of one (1) month), the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion, in each case (the “LIBO Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period); provided that, (a) if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and (b) if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time (which determination shall be conclusive absent manifest error); provided further, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the foregoing, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.
“LIBO Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations, including if they burden Property to the extent they secure an obligation owed to a Person other than the owner of the Property. For the purposes of this Agreement, the Borrower and the other Loan Parties shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.
“Loan Documents” means this Agreement, any Notes, any Letter of Credit Agreements, the Intercreditor Agreement, the Letters of Credit, the Security Instruments and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Party” means Parent, the Borrower and each other Guarantor.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Majority Lenders” means (a) if there are fewer than three (3) unaffiliated Lenders, all Lenders, (b) if there are three (3) unaffiliated Lenders, two (2) unaffiliated Lenders and (c) if there are more than three (3) unaffiliated Lenders, (i) at any time while no Loans or LC Exposure are outstanding, Lenders having greater than fifty percent (50%) of the Aggregate Maximum Credit Amounts and (ii) at any time while any Loans or LC Exposure are outstanding, Lenders holding greater than fifty percent (50%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).
“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that involves the payment of consideration by the Parent and its Subsidiaries in excess of $10,000,000.
“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property or financial condition of Parent and its Subsidiaries taken as a whole, (b) the ability of the Borrower and the other Loan Parties to perform their material obligations under any Loan Document, (c) the validity or enforceability of any Loan Document, or (d) the rights and remedies of or benefits available to the Administrative Agent, Issuing Bank or Lender under any Loan Document.
“Material Disposition” means any disposition of Property or series of related dispositions of Property that involves the payment of consideration to the Parent and its Subsidiaries in excess of $10,000,000.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any Loan Party in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Loan Party in respect of any Swap Agreement at any time shall be the Swap Termination Value.
“Material Subsidiary” means, as of any date, any Subsidiary of the Borrower that is Wholly-Owned by the Borrower and, together with its Subsidiaries, (a) generates revenues in any Fiscal Year in excess of 5% of the Consolidated total revenues of the Borrower and its Subsidiaries or (b) owns assets (after eliminating intercompany obligations) with an aggregate value greater than or equal to 5% of Consolidated total assets of the Borrower and its Subsidiaries.
“Maturity Date” means (a) October 17, 2021 or (b) if the 2019 Notes have not been voluntarily redeemed, repurchased, refinanced or otherwise retired by September 30, 2019, September 30, 2019.
“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06, (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b) or (c) otherwise modified pursuant to the terms of this Agreement. As of the Closing Date, the Aggregate Maximum Credit Amounts of the Lenders are $250,000,000.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
“Mortgage” means the First Lien Multi-State Mortgage and each of the other mortgages or deeds of trust executed by any one or more Loan Parties for the benefit of the Secured Parties as security for the

Secured Obligations, together with any supplements, modifications or amendments thereto and assumptions or assignments of the obligations thereunder by any Loan Party. “Mortgages” shall mean all of such Mortgages collectively.
“Mortgaged Property” means any Property owned by any Loan Party which is subject to the Liens existing and to exist under the terms of any Mortgage.
“Multiemployer Plan” means a multiemployer plan as defined in section 3(37) or 4001(a)(3) of ERISA.
“Net Proceeds” means the aggregate cash proceeds received by any Loan Party in respect of any Disposition of Property (including any cash subsequently received upon the sale or other Disposition or collection of any non-cash consideration received in any sale), any Unwind of Swap Agreements, any incurrence of Indebtedness, or Casualty Event, net of, unless the Loans have been declared or become due and payable as a result of an Event of Default described in Section 10.01(h) or Section 10.01(i), (a) the direct costs relating to such sale of Property, incurrence of Indebtedness or any Casualty Event (including legal, accounting and investment banking fees, and sales commissions paid to unaffiliated third parties), (b) Taxes paid or payable by any Loan Party as a result thereof (after taking into account any tax credits or deductions utilized or reasonably expected to be utilized and any tax sharing arrangements), and (c) reserves for indemnities or purchase price adjustments, until such reserves are no longer needed.
“New Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(d).
“Non-U.S. Lender” means a Lender, with respect to the Borrower, that is not a U.S. Person.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Notes” means the promissory notes, if any, of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of the Borrower or any other Loan Party, as the context requires.
“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to such corporation’s jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Original Indebtedness” has the meaning assigned to such term in Section 9.02(l).
“Other Connection Taxes” means with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.05).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Parent” has the meaning assigned to such term in the recitals hereto.
“Participant” has the meaning assigned to such term in Section 12.04(c).
“Participant Register” has the meaning assigned to such term in Section 12.04(c).

“Patriot Act” has the meaning assigned to such term in Section 12.16.
“Payment in Full” means (a) the Commitments have expired or been terminated, (b) the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full in cash (other than contingent indemnification obligations and other contingent obligations not then due and payable), (c) all Letters of Credit shall have expired or terminated (or are Cash Collateralized or otherwise secured to the satisfaction of each applicable Issuing Bank or other arrangements satisfactory to each applicable Issuing Bank have been made with respect thereto) and all LC Disbursements shall have been reimbursed and (d) all amounts due and payable under Secured Swap Agreements shall have been paid in full in cash (other than (i) Secured Swap Agreements which are cash collateralized or otherwise secured to the satisfaction of the Secured Swap Provider and (ii) Secured Swap Agreements as to which other arrangements satisfactory to the applicable Secured Swap Provider have been made).
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Pension Act” means the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time, or any successor thereto.
“Perfection Certificate” means a perfection certificate substantially in the form of Exhibit J.
“Permitted Holders” means (a) any Person or group that beneficially owns, directly or indirectly, the Equity Interests of Parent on the Closing Date and is listed on Schedule 1.01 hereto, (b) any Affiliates of such Person or group listed in clause (a), and (c) any other Person or group who is organized by such Person or group listed in clause (a) primarily for the purpose of making equity or debt investments in one or more companies.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Petroleum Industry Standards” means the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.
“Plan” means any “employee pension benefit plan”, as defined in section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and which (a) is currently or hereafter sponsored, maintained or contributed to by a Loan Party or an ERISA Affiliate or (b) was at any time during the six calendar years immediately preceding the date hereof, sponsored, maintained or contributed to by a Loan Party or an ERISA Affiliate or to which a Loan Party or an ERISA Affiliate has any liability.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Prohibited Transaction” has the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.
“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).
“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).
“Proved Reserves” means oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”.
“PV-9” means, on any date of determination, with respect to any Proved Reserves expected to be produced from any Borrowing Base Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower’s and the other Loan Parties’ collective interests in such Proved Reserves during the remaining expected economic lives of such reserves, calculated in accordance with the most recent bank price deck provided to the Borrower by the Administrative Agent.
“Qualified ECP Counterparty” means in respect of any Swap Agreement, a Guarantor that (a) has total assets exceeding $10,000,000 at the time any guaranty of obligations under such Swap Agreement or grant of the relevant security interest becomes effective or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act.
“Quotation Day” means, with respect to any Eurodollar Loan for any Interest Period, two (2) Business Days prior to the commencement of such Interest Period.
“Redemption” means with respect to any Indebtedness, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Indebtedness. “Redeem” has the correlative meaning thereto.
“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).
“Reference Period” has the meaning assigned to such term in the definition of “EBITDAX”.
“Refinance Indebtedness” has the meaning assigned to such term in Section 9.02(l).
“Register” has the meaning assigned to such term in Section 12.04(b)(iv).
“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.
“Remedial Work” has the meaning assigned to such term in Section 8.10(a).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, other than those events as to which the 30-day notice has been waived in regulations issued by the PBGC.
“Required Hedges” means Swap Agreements entered into by the Borrower at prices reasonably acceptable to the Administrative Agent (a) in respect of crude oil, on not less than 50% of the projected production from the Proved Reserves classified as “Developed Producing Reserves” attributable to the Oil and Gas Properties of the Loan Parties as reflected in the July 1st reserve report delivered pursuant to the Existing Credit Agreement, through December 31, 2019, and (b) in respect of natural gas, on not less than 50% of the projected production from the Proved Reserves classified as “Developed Producing Reserves” attributable to the Oil and Gas Properties of the Loan Parties as reflected in the July 1st reserve report delivered pursuant to the Existing Credit Agreement, through December 31, 2019.
“Required Lenders” means (a) if there are fewer than three (3) unaffiliated Lenders, all Lenders, (b) if there are three (3) unaffiliated Lenders, two (2) unaffiliated Lenders and (c) if there are more than three (3) unaffiliated Lenders, (i) at any time while no Loans or LC Exposure are outstanding, Lenders having at least sixty-six and two thirds percent (66-2/3%) of the Aggregate Maximum Credit Amounts and (ii) at any time while any Loans or LC Exposure are outstanding, Lenders holding at least sixty-six and two thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).
“Reserve Report” means each report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of the dates set forth in Section 8.12(a) (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the proved Oil and Gas Properties of the Borrower and the Guarantors, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the economic and pricing assumptions consistent with the Administrative Agent’s lending requirements at the time.
“Reserve Report Certificate” has the meaning assigned to such term in Section 8.12(c) and is to be substantially in the form of Exhibit I.
“Responsible Officer” means, as to any Person, the chief executive officer, the president, any Financial Officer or any vice president of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.
“Restricted Payment” means any dividend or other distribution or return of capital (whether in cash, securities or other Property) with respect to any Equity Interests in any Person, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Closing Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.
“Scheduled Redetermination” has the meaning assigned to such term in Section 2.07(b).
“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).
“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.
“Second Lien Agent” has the meaning set forth in the Intercreditor Agreement.
“Second Lien Debt” has the meaning set forth in the Intercreditor Agreement.
“Second Lien Documents” means the Second Lien Indenture, the 2019 Notes, the Second Lien Security Documents (as such term is defined in the Intercreditor Agreement) and all other loan documents, notes, guarantees, instruments and agreements governing or evidencing the Second Lien Obligations or any Second Lien Substitute Facility (as such term is defined in the Intercreditor Agreement), as each document may be amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time in accordance with the Intercreditor Agreement.
“Second Lien Indenture” means the Indenture, dated as of October 12, 2016, among the Parent, the grantors party thereto from time to time and Wilmington Trust, National Association in its capacity as trustee and collateral agent thereunder, as amended, restated, adjusted, waived, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms of the Intercreditor Agreement unless restricted by the terms of the Intercreditor Agreement, and any credit agreement, loan agreement, note agreement, promissory note, indenture or any other agreement or instrument evidencing or governing the terms of any Second Lien Substitute Facility (as such term is defined in the Intercreditor Agreement).
“Second Lien Obligations” has the meaning set forth in the Intercreditor Agreement.
“Secured Cash Management Bank” means any Person that either (a) on the Closing Date or (b) on any date of determination after the Closing Date, in each case, is a Lender or any Affiliate of a Lender that is a counterparty to a Cash Management Agreement with the Borrower or any other Loan Party.
“Secured Cash Management Obligations” means all obligations of the Borrower or any other Loan Party arising from time to time under any Cash Management Agreement with a Secured Cash Management Bank; provided that if such Secured Cash Management Bank ceases to be a Lender or an Affiliate of a Lender hereunder, such obligations owed to such Secured Cash Management Bank shall no longer be Secured Cash Management Obligations.
“Secured Obligations” means any and all amounts owing or to be owing by any Loan Party (a) to the Administrative Agent, any Issuing Bank, any Lender or any other Person under any Loan Document, (b) to any Secured Swap Provider under a Secured Swap Agreement or (c) to any Secured Cash Management Bank in respect of Secured Cash Management Obligations, and all renewals, extensions and/or rearrangements of any of the foregoing, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising (including interest accruing after the maturity of the Loans and LC Disbursements and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding); provided that solely with respect to any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Swap Obligations of such Loan Party shall in any event be excluded from “Secured Obligations” owing by such Loan Party.
“Secured Parties” means, collectively, the Administrative Agent, each Issuing Bank, the Lenders, each Secured Cash Management Bank, each Secured Swap Provider and any other Person owed Secured Obligations, and “Secured Party” means any of them individually.
“Secured Swap Agreement” means a Swap Agreement between (a) any Loan Party and (b) a Secured Swap Provider.
“Secured Swap Provider” means, with respect to any Swap Agreement, (a) a Lender or an Affiliate of a Lender who is the counterparty to any such Swap Agreement (regardless of whether such Swap Agreement was entered into prior to the time it (or its Affiliate) became a Lender or while it (or its Affiliate) was a Lender) with a Loan Party and (b) any Person who was a Lender or an Affiliate of a Lender at the time when such Person entered into any such Swap Agreement who is a counterparty to any such Swap Agreement with a Loan Party; provided that any such Secured Swap Provider that ceases to be a Lender or an Affiliate of a Lender shall continue to be a “Secured Swap Provider” for purposes of this Agreement to the extent that such Secured Swap Provider entered into a Secured Swap Agreement with the Borrower or any of its Subsidiaries prior to the date hereof or at the time such Secured Swap Provider was a Lender (or Affiliate of a Lender) hereunder and such Secured Swap Agreement remains in effect and there are remaining obligations under such Secured Swap Agreement (but excluding any transactions, confirms, or trades entered into after such Person ceases to be a Lender or an Affiliate of a Lender).
“Securities Account” has the meaning assigned to such term in the UCC.
“Security Instruments” means (a) the Guarantee and Collateral Agreement, (b) the Mortgages, (c) any Control Agreement, (d) the other agreements, instruments or certificates described or referred to in Exhibit F and (e) any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower, the other Loan Parties or any other Affiliate thereof, in each case as security for the payment or performance of the Secured Obligations, as such agreements may be amended, modified, supplemented or restated from time to time.
“Solvency Certificate” means a solvency certificate signed by a Financial Officer in substantially the form of Exhibit E hereto.
“Specified Time” means 11:00 A.M., London time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal) not to exceed the number one, the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any basis, marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the Board or any other Governmental Authority having jurisdiction for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which Equity Interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise Controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party shall be a Swap Agreement.
“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.
“Syndication Agent” means the syndication agent identified on the cover page of this Agreement.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments in accordance with the terms of this Agreement.

“Total Debt” means, at any date, all Indebtedness of the Parent and its Consolidated Subsidiaries on a consolidated basis, excluding contingent obligations arising under FASB ASC 815, undrawn amounts under any Letter of Credit and any mark-to-market Swap Obligations; provided that net Swap Obligations to the extent such obligations are due and payable and not paid on such date and that would be required to be reflected as a liability on the consolidated balance sheet of the Parent and its Consolidated Subsidiaries in accordance with GAAP shall constitute Total Debt.
“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, the Borrower’s grant of the security interests and provision of Collateral under the Security Instruments and Borrower’s grant of Liens on Mortgaged Properties (if applicable) and other Properties pursuant to the Security Instruments and (b) each Loan Party, the execution, delivery and performance by such Loan Party of each Loan Document to which it is a party, the guaranteeing of the Secured Obligations and the other obligations under the Guarantee and Collateral Agreement by such Loan Party and (c) each Loan Party, such Loan Party’s grant of the security interests and provision of Collateral under the Security Instruments, and the grant of Liens by such Loan Party on Mortgaged Properties (if applicable) and other Properties pursuant to the Security Instruments.
“Transferee” means any Assignee or Participant.
“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.
“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.
“Unwind” means, with respect to any Swap Agreement, the early termination, unwind, cancelation or other Disposition of any such Swap Agreement. “Unwound” shall have a meaning correlative to the foregoing.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned such term in Section 5.03(g)(ii)(B)(3).
“Wells Fargo” has the meaning assigned to such term in Section 12.21(e).
“Wholly-Owned” means, with respect to a Subsidiary, that all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower, the other Guarantors and/or one or more of the Wholly-Owned Subsidiaries.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.03    Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04    Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and the word “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and the word “through” means “through and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. The use of the phrase “subject to” as used in connection with Excepted Liens or otherwise and the permitted existence of any Excepted Liens or any other Liens shall not be interpreted to expressly or impliedly subordinate any Liens granted in favor of the Administrative Agent and the other Secured Parties as there is no intention to subordinate the Liens granted in favor of the Administrative Agent and the other Secured Parties. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.
Section 1.05    Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the initial financial statements to be delivered pursuant to Section 8.01(a), except for Accounting Changes (as defined below) with which the Borrower’s independent certified public accountants concur and which are disclosed to the Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a). In the event that any Accounting Change shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Majority Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

Section 1.06    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
Section 1.07    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.
ARTICLE II
THE CREDITS
Section 2.01    Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time on any Business Day during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.
Section 2.02    Loans and Borrowings.
(a)    Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Types of Loans. Subject to the terms of this Agreement, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.09(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
(d)    Notes. If a Lender shall make a written request to the Administrative Agent and the Borrower to have its Loans evidenced by a Note, then, for each such Lender, the Borrower shall execute and deliver a single Note of the Borrower dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to such Lender or its registered assigns in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed. Upon request from a Lender, in the event that any such Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender or its registered assigns in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, may be recorded by such Lender on its books for its Note, and, prior to any transfer, may be recorded by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender; provided that the failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.
Section 2.03    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing (a) in the case of a Eurodollar Borrowing, not later than 11:00 A.M. three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 A.M. on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.09(e). Each such Borrowing Request shall be irrevocable and delivered by hand delivery, fax or other electronic communication to the Administrative Agent in substantially the form of Exhibit B and signed by the Borrower. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
(v)    the amount of the then effective Borrowing Base, the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and
(vi)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments (i.e., the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).
Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04    Interest Elections.
(a)    Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request unless otherwise precluded by the terms hereof and, if a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or other electronic communication to the Administrative Agent of a written Interest Election Request signed by the Borrower.
(c)    Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and Section 2.04(c)(iv) shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.
(d)    Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if (i) a Borrowing Base Deficiency has occurred and is continuing, no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing with an Interest Period longer than one (1) month (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be deemed to request an Interest Period of one (1) month) and (ii) an Event of Default has occurred and is continuing, no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and, unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.05    Funding of Borrowings.
(a)    Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 P.M. to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to a Controlled Account (except for in the case of any Borrowing prior to the date that is sixty (60) days after the Closing Date, which can be credited to any account of a Loan Party), in each case, designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.09(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.
(b)    Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to 1:00 P.M. on the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
Section 2.06    Termination and Reduction of Aggregate Maximum Credit Amounts.
(a)    Scheduled Termination of Commitments. Unless previously terminated in accordance with this Agreement, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts are terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.
(b)    Optional Termination and Reduction of Aggregate Maximum Credit Amounts.

(i)    The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the total Commitments.
(ii)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction or such shorter time as the Administrative Agent may agree in writing, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that, any such notice of termination of the Aggregate Maximum Credit Amounts may state that such notice is conditioned upon the occurrence of any event specified therein (including effectiveness of other credit or debt facilities or the consummation of a Material Acquisition or Material Disposition), in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (it being understood that the failure of such condition to be satisfied shall not relieve the Borrower of its obligations under Section 5.02). Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amounts pursuant to this Section 2.06(b)(ii) shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.
Section 2.07    Borrowing Base.
(a)    Initial Borrowing Base. For the period from and including the Closing Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $40,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to the Borrowing Base Adjustment Provisions.
(b)    Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (each such redetermination, a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank(s) and the Lenders on or about March 1st and September 1st of each year, commencing on or about March 1, 2018. The Borrower may, by notifying the Administrative Agent thereof, one time between any Scheduled Redetermination, elect to cause the Borrowing Base to be redetermined in accordance with this Section 2.07. Further, the Administrative Agent may, or at the direction of the Required Lenders shall, by notifying the Borrower thereof, one time between any Scheduled Redeterminations, elect to cause the Borrowing Base to be redetermined (collectively with the Borrower’s right set forth in the previous sentence, an “Interim Redetermination”) in accordance with this Section 2.07.
(c)    Scheduled and Interim Redetermination Procedure.
(i)    Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: upon receipt by the Administrative Agent of (A) the Reserve Report for such redetermination and the related Reserve Report Certificate and (B) such other reports, data and supplemental information, including the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Administrative Agent (the Reserve Report, such Reserve Report Certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in its sole discretion, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Indebtedness, the Loan Parties’ other assets, liabilities, fixed charges, cash flow, business, properties, prospects, management and ownership, hedged and unhedged exposure to price, price and production scenarios, interest rate and operating cost changes) as the Administrative Agent deems appropriate in its sole discretion and consistent with its oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts.
(ii)    The Administrative Agent shall thereafter notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):
(A)    in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and Section 8.12(c) in a timely and complete manner, then before or on or about February 15th or August 15th, as the case may be, of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and Section 8.12(c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and
(B)    in the case of an Interim Redetermination, promptly, and in any event within fifteen (15) days, after the Administrative Agent has received the required Engineering Reports (or such later date to which the Borrower and the Administrative Agent agree).
(iii)    Subject to Section 2.10(b) and Section 12.02(b)(ii) with respect to any Defaulting Lender, any Proposed Borrowing Base that would (A) increase the Borrowing Base then in effect must be approved by all Lenders as provided in this Section 2.07(c)(iii) and (B) decrease or maintain the Borrowing Base then in effect must be approved by the Required Lenders as provided in this Section 2.07(c)(iii); provided, however, that in no event shall the Borrowing Base be increased or maintained at an amount that would permit the aggregate principal amount of all indebtedness outstanding under this Agreement to exceed the “Priority Lien Cap” as defined and as calculated in the Intercreditor Agreement. Such decisions will be made by each Lender based upon such criteria (including, without limitation, the status of title information with respect to the proved Oil and Gas Properties as described in the Engineering Reports and the existence of any other Indebtedness, the Loan Parties’ other assets, liabilities, fixed charges, cash flow, business, properties, prospects, management and ownership, hedged and unhedged exposure to price, price and production scenarios, interest rate and operating cost changes) as such Lender deems appropriate in its sole discretion and consistent with its oil and gas lending criteria as it exists at the particular time. Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If, at the end of such 15-day period, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent in connection with any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, such silence shall be deemed to be an approval of such maintained or decreased Proposed Borrowing Base, as applicable. If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved, or are deemed to approve in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved, or have been deemed to approve in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to a number of Lenders sufficient to constitute the Required Lenders and, so long as such amount does not increase the Borrowing Base then in effect, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d) (provided that, if the Administrative Agent shall have polled the Lenders and ascertained that the highest Borrowing Base then acceptable to all of the Lenders increases the Borrowing Base then in effect, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d)).
(d)    Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved by all of the Lenders or the Required Lenders (subject to Section 2.10(b) and Section 12.02(b)(ii) with respect to any Defaulting Lender), as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders (the “New Borrowing Base Notice”) of the amount of the redetermined Borrowing Base and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank(s) and the Lenders:
(i)    in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and Section 8.12(c) in a timely and complete manner, then on or about March 1st or September 1st of each year, as applicable, following such notice (or as soon as possible thereafter, pursuant to the procedures set forth in Section 2.07(c)(iii)), or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and Section 8.12(c) in a timely and complete manner, then on the Business Day next succeeding delivery of such New Borrowing Base Notice; and
(ii)    in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such New Borrowing Base Notice.
Such amount shall then become the Borrowing Base, until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base pursuant to the Borrowing Base Adjustment Provisions, whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.
Section 2.08    Borrowing Base Adjustment Provisions.
(a)    Reduction of Borrowing Base Upon Asset Dispositions and Unwind of Swap Positions. If the Borrower or one of the other Guarantors Disposes of Oil and Gas Properties (but excluding any Disposition to a Loan Party or from a non-Loan Party to a non-Loan Party) or any Equity Interests in any Person owning Oil and Gas Properties (but excluding any Disposition to a Loan Party or from a non-Loan Party to a non-Loan Party), or Unwinds Swap Agreements and (i) the aggregate Borrowing Base Value attributable to all Disposed Oil and Gas Properties (or the Oil and Gas Properties owned by any Guarantor whose Equity Interests were sold) plus (ii) the aggregate Borrowing Base Value attributable to all Unwound Swap Agreements, in each case since the later of (x) the last Redetermination Date and (y) the last adjustment of the Borrowing Base pursuant to this Section 2.08(a) is in excess of five percent (5.0%) of the Borrowing

Base then in effect (as reasonably determined by the Administrative Agent), individually or in the aggregate, then the Borrowing Base will be automatically reduced by an amount equal to the Borrowing Base Value of such Oil and Gas Properties (or such Oil and Gas Properties owned by any Subsidiary whose Equity Interests were sold) or such Unwound Swap Agreement and the Administrative Agent shall promptly inform the Borrower of the amount of the adjusted Borrowing Base.
(b)    Reduction of Borrowing Base Related to Title. If the Administrative Agent or Required Lenders have adjusted the Borrowing Base in accordance with Section 8.13(c), so that, after giving effect to such reduction, the Borrower will satisfy the requirements of Section 8.13(c), the Administrative Agent shall promptly notify the Borrower in writing and, upon receipt of such notice, the new Borrowing Base will simultaneously become effective.
(c)    Reduction of Borrowing Base Upon Incurrence of Indebtedness. Upon the issuance or incurrence of Indebtedness incurred pursuant to Section 9.02(o) (other than any such Indebtedness constituting permitted Refinance Indebtedness under Section 9.02(l)), and only to the extent the Borrower or Guarantor received cash proceeds from any such Indebtedness, the Borrowing Base then in effect shall be reduced by an amount equal to the product of 0.25 multiplied by the stated principal amount of such Indebtedness (without regard to any original issue discount), and the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such issuance or incurrence, effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders on such date until the next redetermination or modification thereof hereunder.
Section 2.09    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any other Loan Party, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the period from the Closing Date until the day which is five (5) Business Days prior to the end of the Availability Period; provided that, in addition to the conditions set forth in Section 6.02, the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if (x) the LC Exposure would exceed the LC Commitment, (y) the Revolving Credit Exposure of any Lender would exceed the Commitment of such Lender or (z) a Borrowing Base Deficiency exists at such time or would result therefrom (collectively, the “LC Availability Requirements”). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank or any of the Lenders to exceed any limits imposed by, any applicable Governmental Requirement.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:
(i)    requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii)    specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);
(iii)    specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.09(c));
(iv)    specifying the amount of such Letter of Credit;
(v)    specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and
(vi)    specifying the amount of the then effective Borrowing Base and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).
Each notice shall constitute a representation that, after giving effect to the requested issuance, amendment, renewal or extension, as applicable, the LC Availability Requirements will be satisfied on the date of such issuance, amendment, renewal or extension.
If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that, in the event of any conflict between such application and the terms of this Agreement, the terms of this Agreement shall control.
(c)    Dollar Denominated; Expiration Date. Each Letter of Credit shall (i) be denominated in dollars and (ii) expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension of a Letter of Credit, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.09(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.09(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement and any taxes, fees, charges or other costs or expenses incurred by the Issuing Bank in connection with such payment by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 Noon, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 A.M., on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 Noon, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, unless the Borrower has notified the relevant Issuing Bank and Administrative Agent that it will, and does, reimburse such LC Disbursement by the required date and time, the Borrower shall, subject to the satisfaction of the conditions to Borrowing set forth in Section 6.02, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. Each such payment shall be made to the Issuing Bank at its address for notices referred to herein in dollars and in immediately available funds. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.09(e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.09(e) to reimburse the applicable Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.09(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.09(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or any other Loan Document, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.09(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. An Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by fax or other electronic transmission) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed such Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.09(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.09(h) shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.09(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall also be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. Subject to the appointment and acceptance of a successor Issuing Bank which is reasonably acceptable to the Borrower, any Issuing Bank may resign as an Issuing Bank at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with this Section 2.09(i).
(j)    Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of Cash Collateral pursuant to this Section 2.09(j), (ii) the LC Exposure exceeds the LC Commitment at any time as a result of a reduction in the Borrowing Base, (iii) the Borrower is required to pay to the

Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c) or (iv) the Borrower is required to Cash Collateralize a Defaulting Lender’s LC Exposure pursuant to Section 2.10, then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of (A) in the case of an Event of Default, the LC Exposure (net of any Cash Collateral already held at the applicable time by the Administrative Agent with respect to such LC Exposure) and (B) in the case of the LC Exposure exceeding the LC Commitment, the amount of such excess, and (C) in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any other Guarantor described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank(s) and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.09(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank(s), the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantor’s obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank(s) for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
Section 2.10    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    Commitment Fees. Commitment fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.05(a).

(b)    Waivers and Amendments. The Maximum Credit Amount and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall not be included in determining whether the Majority Lenders or Required Lenders, as applicable, have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.02); provided that, without prejudice to the terms of Section 12.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender adversely affected thereby.
(c)    LC Exposure. If any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)    all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentage (disregarding such Defaulting Lender’s Maximum Credit Amount) but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposure plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one (1) Business Day following notice by the Administrative Agent Cash Collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.09(j) for so long as such LC Exposure is outstanding;
(iii)    if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;
(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted to reflect such reallocations; and
(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all fees payable pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or Cash Collateralized; and
(d)    Letters of Credit. So long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrower in accordance with Section 2.10(c), and participating interests in any newly issued, extended, renewed or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.10(c)(i) (and such Defaulting Lender shall not participate therein).
(e)    New Letters of Credit. If (a) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (b) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Bank to defease any risk to it in respect of such Lender hereunder.
(f)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.09(j); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.09(j); sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or repayment of any Letter of Credit obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit obligations are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.10(c)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.10 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(g)    Defaulting Lender Cure. In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
ARTICLE III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01    Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.
Section 3.02    Interest.
(a)    ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
(b)    Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
(c)    Post-Default Rate. Notwithstanding the foregoing, (i) if an Event of Default pursuant to Section 10.01(a) or Section 10.01(b) has occurred and is continuing, then such overdue amounts outstanding, shall, as of the date of such failure to pay the relevant amount when due or such later date determined by the Required Lenders, bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a) or the Adjusted LIBO Rate as provided in Section 3.02(b), but, in each case, in no event to exceed the Highest Lawful Rate, (ii) if an Event of Default pursuant to Section 10.01(h) or Section 10.01(i) has occurred and is continuing, then all Loans and other amounts outstanding or any other fee or other amount payable by any Guarantor, shall, as of the date of such failure to pay the relevant amount when due or such later date determined by the Required Lenders, bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate and (iii) if an Event of Default (other than those specified in Section 3.02(c)(i) and (ii)) has occurred and is continuing and the Required Lenders so elect, then all outstanding Loans or any other fee or other amount payable by any Guarantor hereunder or under any other Loan Document that is not paid when due, whether at stated maturity, upon acceleration or otherwise, and including any payments in respect of a Borrowing Base Deficiency under Section 3.04, shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate.
(d)    Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    Interest Rate Computations. All interest shall be computed on the basis of a year of 360 days unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03    Alternate Rate of Interest. If prior to the first day of any Interest Period:
(a)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means (including, without limitation, by means of an Interpolated Rate) do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
(b)    the Administrative Agent shall have received notice from the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, fax or other electronic transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective (and such Borrowing shall be automatically converted into ABR Loans on the last day of the applicable Interest Period), and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made either as an ABR Borrowing or at an alternate rate of interest determined by the Majority Lenders as their cost of funds.
Section 3.04    Prepayments.
(a)    Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay, without premium or penalty (except with respect to any amounts due under Section 5.02), any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).
(b)    Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by fax or other electronic transmission) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 A.M. three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 A.M. one (1) Business Day before the date of prepayment (or, in each case, such shorter time as the Administrative Agent may agree). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(b). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02 and any amounts due under Section 5.02.
(c)    Mandatory Prepayments.
(i)    Upon Optional Termination and Reduction. If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), the aggregate Revolving Credit Exposures of all Lenders exceeds the aggregate Commitments of all Lenders, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to the amount of such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of any LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such remaining excess to be held as Cash Collateral as provided in Section 2.09(j).
(ii)    Upon Redeterminations and Title Related Borrowing Base Adjustment. If there is a Borrowing Base Deficiency (x) on any Redetermination Date as a result of any redetermination of the Borrowing Base in accordance with Section 2.07 or (y) as a result of a Borrowing Base adjustment pursuant to Section 2.08(b), then upon such Redetermination Date or the occurrence of such Borrowing Base adjustment (such date, the “Deficiency Date”), the Borrower shall, within ten (10) Business Days of the Deficiency Date, inform the Administrative Agent that it intends to do one or more of the following (provided that, if the Borrower fails to elect any of the following actions within such ten (10) Business Day period, it shall be deemed to have elected option (A) hereof):
(A)    within thirty (30) days after the Deficiency Date prepay the Borrowings in an aggregate principal amount equal to such Borrowing Base Deficiency,
(B)    promptly notify the Administrative Agent that it shall pay off such Borrowing Base Deficiency in five equal installments and then, commencing on the 30th day after the Deficiency Date and continuing on the same day of each month for the next four (4) months thereafter (for a total of five (5) payment dates), prepay the Borrowings in an amount equal to one-fifth (1/5th) of such Borrowing Base Deficiency (as such Borrowing Base Deficiency may be further increased or reduced during such five (5) month period as a result of a Borrowing Base redetermination or other adjustment of the Borrowing Base pursuant to the Borrowing Base Adjustment Provisions) so that the Borrowing Base Deficiency (as such Borrowing Base Deficiency may be further increased or reduced during such five (5) month period as a result of a Borrowing Base redetermination or other adjustment of the Borrowing Base pursuant to the Borrowing Base Adjustment Provisions) is reduced to zero within 150 days of the Deficiency Date, or
(C)    within thirty (30) days after the Deficiency Date, submit and pledge as Collateral additional Oil and Gas Properties not evaluated in the most recently delivered Reserve Report or other collateral reasonably acceptable to the Administrative Agent owned by the Borrower or any of the other Loan Parties for consideration in connection with the determination of the Borrowing Base which the Administrative Agent and the Required Lenders deem satisfactory, in their sole discretion, to eliminate such Borrowing Base Deficiency;
provided that, notwithstanding the options set forth above, in all cases, the Borrowing Base Deficiency must be eliminated on or prior to the Termination Date. If, because of LC Exposure, a Borrowing Base Deficiency remains after prepaying all of the Loans in accordance with this Section 3.04(c)(ii), the Borrower shall Cash Collateralize Letters of Credit in an amount equal to such remaining Borrowing Base Deficiency as provided in Section 2.09(j).
(iii)    Upon Certain Adjustments. If there is a Borrowing Base Deficiency as a result of Borrowing Base adjustment pursuant to the Borrowing Base Adjustment Provisions (other than Section 2.08(b) or Section 2.08(c)), then on the next Business Day after the occurrence of such Borrowing Base adjustment the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such Borrowing Base Deficiency and (B) if any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such remaining Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.09(j).

(iv)    Upon Occurrence and Continuation of a Borrowing Base Deficiency. In addition to the foregoing mandatory prepayments set forth in this Section 3.04(c), at any time that a Borrowing Base Deficiency exists, the Borrower shall to the extent necessary to cure such Borrowing Base Deficiency:
(A)    upon any Disposition (excluding a Casualty Event which shall be governed by clause (C) below) by any Loan Party of any of its Property or any Unwind of a Swap Agreement by any Loan Party, in each case other than as permitted by Section 9.11, prepay the Loans in an aggregate amount equal to one hundred percent (100%) of the Net Proceeds of such Disposition or Unwind; provided that if an Event of Default pursuant to Section 10.01(h) or Section 10.01(i) has occurred and is continuing, one hundred percent (100%) of the Net Proceeds of such sale, termination or other monetization shall be applied to repay the Secured Obligations in accordance with the priority set forth in Section 10.02(c). For the avoidance of doubt, nothing in this paragraph is intended to permit any Loan Party to sell Property other than pursuant to Section 9.11, and any such non-permitted sale will constitute a breach of this Agreement;
(B)    upon the incurrence or issuance of any Indebtedness by any Loan Party (other than Indebtedness permitted under Section 9.02), the Borrower shall prepay the Loans in an aggregate amount equal to one hundred percent (100%) of the Net Proceeds received in respect of such Indebtedness; provided that if an Event of Default pursuant to Section 10.01(h) or Section 10.01(i) has occurred and is continuing, one hundred percent (100%) of the Net Proceeds received in respect of such Indebtedness shall be applied to repay the Secured Obligations in accordance with the priority set forth in Section 10.02(c). For the avoidance of doubt, nothing in this paragraph is intended to permit any Loan Party to incur Indebtedness other than as permitted under Section 9.02, and any such incurrence of Indebtedness shall be a violation of Section 9.02 and a breach of this Agreement; and
(C)    upon any Casualty Event, the Borrower shall prepay the Loans in an aggregate amount equal to one hundred percent (100%) of such Net Proceeds; provided, that if the Borrower delivers to the Administrative Agent a certificate of a Responsible Officer to the effect that the Loan Parties intend to apply the Net Proceeds from such Casualty Event (or a portion thereof as specified in such certificate), within 180 days after receipt of such Net Proceeds, to purchase assets useful in the business of the Loan Parties, then, so long as no Event of Default then exists, no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate; provided further, that to the extent any such Net Proceeds have not been so applied by the end of such 180 day period, a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied; provided further that if an Event of Default pursuant to Section 10.01(h) or Section 10.01(i) has occurred and is continuing, one hundred percent (100%) of such Net Proceeds received shall be applied to repay the Secured Obligations in accordance with the priority set forth in Section 10.02(c);
provided that, if the Borrower has elected to cure such Borrowing Base Deficiency by paying installments in accordance with Section 3.04(c)(ii)(B), any prepayment made pursuant to this Section 3.04(c)(iv) shall be credited towards the remaining installments in the order such installments become due until such Borrowing Base Deficiency has been cured.

(v)    Application of Prepayments to Types of Borrowings. Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, ratably to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.
(vi)    Interest to be Paid with Prepayments. Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.
(d)    Special Prepayment Provisions while Second Lien Debt is Outstanding. Until the Intercreditor Agreement has been terminated and no Second Lien Debt remains outstanding:
(i)    To the extent the Asset Coverage Ratio is then in effect under the Second Lien Documents, in the event that on any Test Date Parent and its Consolidated Subsidiaries are not in compliance with the Asset Coverage Ratio, Parent and the Borrower will not be in breach of Section 9.01(c) if Parent and the Borrower shall notify the Administrative Agent of their election to, and they shall on or before (a) with respect to any Test Date referred to in clause (A) of the definition of Test Date, the 45th day immediately following such Test Date; or (b) with respect to any Test Date referred to in clause (B) of the definition of Test Date, the date of such Material Acquisition (as such term is defined in the Second Lien Indenture) or Material Disposition (as such term is defined in the Second Lien Indenture), as applicable, prepay the Borrowings under this Agreement in an aggregate principal amount equal to the amount required to cause the Borrower to be in compliance with the Asset Coverage Ratio.
(ii)    [Reserved].
(iii)    Without duplication of any other prepayments required hereunder, within one (1) Business Day of the consummation of any sale or other disposition of Property permitted pursuant to Section 9.11(e), (h) or (j), the Borrower shall prepay the Borrowings in an aggregate principal amount of the net cash proceeds of such disposition (net of customary and reasonable out of pocket fees and expenses incurred in connection with such disposition including, but not limited to, (1) all reasonable and documented fees and expenses of accountants, lawyers and other professional advisors and brokerage commissions, (2) any taxes directly attributable to such disposition and (3) any Debt or other liabilities required to be paid with the proceeds of such disposition).
(iv)    Without duplication of any other prepayments required hereunder, within one (1) Business Day of any assignment, termination or unwinding of any Swap Agreements permitted pursuant to Section 9.11, the Borrower shall prepay the Borrowings in an aggregate principal amount of the net cash proceeds of such assignment, termination or unwinding (net of customary and reasonable out of pocket fees and expenses incurred in connection with such assignment, termination or unwinding, including, but not limited to, (1) all reasonable and documented fees and expenses of accountants, lawyers and other professional advisors and brokerage commissions, (2) any taxes directly attributable to such assignment, termination or unwinding and (3) any Debt or other liabilities required to be paid with the proceeds of such assignment, termination or unwinding).
(v)    Each prepayment of Borrowings pursuant to this Section 3.04(d) shall be applied as provided in Section 3.04(c)(v) and (vi).

(vi)    Each term used in this Section 3.04(d) but not otherwise defined herein shall have the meaning given such term in the Second Lien Indenture as in effect on the Closing Date.
(e)    No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.
Section 3.05    Fees.
(a)    Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender (determined taking into account both Loans and LC Exposure) during the period from and including the date of this Agreement to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year) (or in such other manner as the Administrative Agent shall provide so that such computation shall not exceed the Highest Lawful Rate), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to each applicable Issuing Bank a fronting fee, which shall accrue at the rate equal to the greater of (A) $750 and (B) 0.20% per annum (or such other rate as may be agreed to with such Issuing Bank) on the average daily amount of the LC Exposure attributable to such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure; provided that in no event shall such fee be less than $750.00 during any quarter unless no LC Exposure existed at any time during such quarter and (iii) to each Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last Business Day of March, June, September and December of each year shall be payable on such last Business Day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)    Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(d)    Borrowing Base Increase Fees. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender then party to this Agreement, ratably in accordance with its Applicable Percentage of the Borrowing Base Increase Amount (as defined below), a Borrowing Base increase fee to be agreed by the Lenders and the Borrower on the amount of any increase of the Borrowing Base over the highest Borrowing Base previously in effect (such amount, the “Borrowing Base Increase Amount”), payable on the effective date of any such increase to the Borrowing Base.
ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS
Section 4.01    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 11:00 A.M., on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances, absent manifest error. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the applicable Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)    Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective

Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 4.02    Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 4.03    Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.09(d), Section 2.09(e) or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 4.04    Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Secured Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, for so long as no Event of Default has occurred and is continuing, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to and retained by the Borrower or any other Loan Party and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Loan Parties.
ARTICLE V
INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES
Section 5.01    Increased Costs.

(a)    Changes in Law. If any Change in Law shall:
(i)    subject any Credit Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii)    impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender or any Issuing Bank that is not otherwise included in the determination of the Adjusted LIBO Rate; or
(iii)    impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (in each case, other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Credit Party of making, converting into, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or other Credit Party of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or such other Credit Party (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other Credit Party such additional amount or amounts as will compensate such Lender or such other Credit Party for such additional costs incurred or reduction suffered.
(b)    Capital and Liquidity Requirements. If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or Section 5.01(b), including in reasonable detail a description of the basis for such claim for compensation and a calculation of such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 5.02    Break Funding Payments. The Borrower shall compensate each Lender for the loss, cost and expense attributable to any of the following (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.05. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.
A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02, including in reasonable detail a calculation of such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 5.03    Taxes.
(a)    Defined Terms. For purposes of this Section 5.03, Section 5.04 and Section 5.05, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03), the applicable Credit Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Credit Party, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Notwithstanding the foregoing in this Section 5.03(d), a Loan Party shall not be required to indemnify any Credit Party pursuant to this Section 5.03(d) for any Indemnified Taxes unless such Credit Party makes demand on such Loan Party for indemnification no later than nine (9) months after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Credit Party for payment of such Indemnified Taxes, and (ii) the date on which such Credit Party has made payment of such Indemnified Taxes (except that, if the Indemnified Taxes imposed or asserted giving rise to such claims are retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 5.03, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(g)(ii)(A), Section 5.03(g)(ii)(B) and Section 5.03(g)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States of America is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN; or
(4)    to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(C)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Administrative Agent. On or before the date on which JPMorgan Chase Bank, N.A., (and any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower two duly executed originals of either (i) IRS Form W-9, or (ii) IRS Form W-8ECI with respect to any payments to be received on its own behalf and IRS Form W-8IMY (certifying that it is either a “qualified intermediary” within the meaning of Treasury Regulation Section 1.1441-1(e)(5) that has assumed primary withholding obligations under the Code, including Chapters 3 and 4 of the Code, or a “U.S. branch” within the meaning of Treasury Regulation Section 1.1441-1(b)(2)(iv) that is treated as a U.S. person for purposes of withholding obligations under the Code) for the amounts the Administrative Agent receives for the account of others.  The Administrative Agent (or, upon assignment or replacement, any assignee or successor) agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any material respect, it shall update such form or certification or promptly notify the Borrower in writing of its inability do so.
(i)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes with respect to such refund) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(j)    Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.
Section 5.04    Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
Section 5.05    Replacement of Lenders. If (a) any Lender requests compensation under Section 5.01, (b) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (c) any Lender is a Defaulting Lender or (d) any Lender fails to consent to a Borrowing Base redetermination, an election, consent, approval, amendment, waiver or other modification to this Agreement or any other Loan Document that requires the consent of all Lenders or of all Lenders directly affected thereby, and such Borrowing Base redetermination, election, consent, amendment, waiver or other modification is otherwise consented to by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.02), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE VI
CONDITIONS PRECEDENT

Section 6.01    Closing Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):
(a)    Fees. The Administrative Agent, the Arranger and the Lenders shall have received all fees and other amounts due and payable by the Borrower on or prior to the Closing Date and, to the extent invoiced at least two (2) Business Days prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(b)    Credit Agreement. The Loan Documents shall be in form and substance reasonably satisfactory to the Borrower and the Administrative Agent and in connection therewith the Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.
(c)    Loan Documents.
(i)    Execution of Security Instruments. The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments described on Exhibit F that have been executed and delivered by a Responsible Officer of each party thereto.
(ii)    Execution of Intercreditor Agreement Documents. The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of all joinders or supplements necessary to evidence the joinder of the Administrative Agent as the Priority Lien Agent under the Intercreditor Agreement.
(iii)    Filings, Registrations and Recordings. Each Security Instrument and any other document (including any UCC financing statement) required by any Security Instrument or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral shall be in proper form for filing, registration or recordation.
(iv)    Mortgage Coverage. The Administrative Agent shall be reasonably satisfied that, upon recording the Mortgages in the appropriate filing offices, it shall have a first priority Lien on at least 90% of the PV-9 of the Borrowing Base Properties; provided that Excepted Liens of the type described in clauses (a) to (d), (f), (i), (m) and (n) of the definition thereof (and subject to the provisos at the end of such definition) (the “Excepted Mortgaged Property Liens”) may exist.
(v)    Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (A) to the extent such Equity Interests are certificated, the certificates representing the shares of Equity Interests pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (B) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
(d)    Secretary’s Certificates. The Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party setting forth (i) resolutions of its board of directors or other appropriate governing body with respect to the authorization of such Loan Party to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents,

(ii) the officers of such Loan Party (A) who are authorized to sign the Loan Documents to which such Loan Party is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and by-laws or other applicable Organizational Documents of such Loan Party, certified by a Responsible Officer as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from such Loan Party to the contrary.
(e)    Corporate Status; Good Standing Certificates. The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of each Loan Party in each jurisdiction where any such Loan Party is organized or owns Borrowing Base Properties with a PV-9 in excess of $1,000,000.
(f)    Responsible Officer’s Certificate re: Consents, Approvals, Litigation. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent certifying that (i) the Borrower has received all government and third party approvals required by Section 7.03 and (ii) no action, proceeding or litigation is pending or, to the knowledge of the Borrower, threatened, in any court or before any Governmental Authority that involves any Loan Document or that is seeking to enjoin or prevent the consummation of the Transactions.
(g)    Insurance Certificates. The Administrative Agent shall have received certificates or policies of insurance coverage of the Loan Parties and endorsements related thereto, in each case, in form and substance reasonably satisfactory to the Administrative Agent (including, without limitation, insurance certificates, lender’s loss payable and additional insured endorsements) evidencing that the Loan Parties are carrying insurance in accordance with Section 7.12.
(h)    Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate, duly executed by a Financial Officer and dated as of the Closing Date, in form and substance reasonably acceptable to the Administrative Agent, certifying that Parent and each of its Subsidiaries, taken as a whole, after giving effect to the funding of the initial Loans hereunder and the other Transactions contemplated hereby, are solvent.
(i)    Responsible Officer’s Certificate: Indebtedness. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent certifying that the Borrower and the other Loan Parties will have outstanding no Indebtedness for borrowed money or Disqualified Capital Stock other than the Secured Obligations under this Agreement or other Indebtedness permitted by Section 9.02.
(j)    Master Assignment Agreement. The Administrative Agent shall have received a Master Assignment Agreement duly executed and delivered by Wells Fargo Bank, National Association, as existing administrative agent, evidencing that all Liens securing obligations under the Existing Credit Agreement will be assigned to the Administrative Agent and executed copies of any other assignment instruments from Wells Fargo Bank, National Association, as existing administrative agent that are reasonably necessary to evidence of record the assignment of such Liens.
(k)    Patriot Act. The Administrative Agent shall have received, at least five (5) days prior to the Closing Date, all documentation and other information previously requested and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.
(l)    Legal Opinions. The Administrative Agent shall have received an opinion of (i) Vinson & Elkins LLP, counsel for the Loan Parties and (ii) local counsel in Louisiana and Mississippi, in each case in form and of substance reasonably acceptable to the Administrative Agent.
(m)    Diligence; Title. The Administrative Agent shall have completed and be reasonably satisfied in all respects with a due diligence investigation of the Borrower, its Subsidiaries and their Properties (including environmental, business, tax, accounting, engineering and legal diligence (including the review of material contracts of the Loan Parties, which includes, without limitation, any such gathering, processing and transportation contracts) and the delivery of satisfactory maintenance case financial projections). The Administrative Agent shall have received title information as the Administrative Agent may reasonably require reasonably satisfactory to the Administrative Agent setting forth the status of title to at least 85% of the PV-9 of the Borrowing Base Properties.
(n)    Lien Searches. The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Properties of the Borrower and the Loan Parties other than those being released on or prior to the Closing Date or Liens permitted by Section 9.03.
(o)    No MAE. The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower, dated as of the Closing Date, certifying there shall not have occurred since December 31, 2016 any change, development or event that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on Parent, the Borrower, Subsidiaries of the Borrower, or their respective assets, business or financial condition, taken as a whole.
(p)    Closing Date Availability. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent certifying that after giving effect to any Borrowings as of the Closing Date, the Borrower has unused and available Commitments of not less than 30% of the Borrowing Base.
(q)    Exiting Lenders; Paydown of Existing Loans. The commitments of the Exiting Lenders under the Existing Credit Agreement shall be permanently terminated pursuant to the terms hereof and all Existing Loans owed to each Exiting Lender shall have been repaid in full.
(r)    General. The Administrative Agent shall have received such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents.
The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.
Section 6.02    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank(s) to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(b)    The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct) as of such specified earlier date.
(c)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, (a) the sum of the debt and liabilities (including subordinated and contingent liabilities) of Parent, the Borrower and the other Loan Parties, taken as a whole, does not exceed the fair value of the present assets of Parent, the Borrower and the other Loan Parties, taken as a whole, (b) the present fair saleable value of the assets of Parent, the Borrower and the other Loan Parties, taken as a whole, is greater than the total amount that will be required to pay the probable debt and liabilities (including subordinated and contingent liabilities) of Parent, the Borrower and the other Loan Parties as they become absolute and matured, (c) Parent, the Borrower and the other Loan Parties, taken as a whole, have not incurred, or believe that they will incur, debts or other liabilities including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business and (d) the capital of Parent, the Borrower and the other Loan Parties, taken as a whole, is not unreasonably small to engage in the business of Parent, the Borrower and the other Loan Parties, taken as a whole (with the amount of any contingent liability at any time computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability).Each request for any such Borrowing and for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through Section 6.02(c).
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
Each of Parent and the Borrower represents and warrants to the Lenders that:
Section 7.01    Organization; Powers. Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and foreign qualifications (and related good standings) could not reasonably be expected to have a Material Adverse Effect.
Section 7.02    Authority; Enforceability. The Transactions are within each Loan Party’s corporate or equivalent powers and have been duly authorized by all necessary corporate or equivalent and, if required, owner action. Each Loan Document to which a Loan Party is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03    Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect and other than (i) the recording and filing of financing statements and the Security Instruments as required by this Agreement and such Security Instruments and (ii) those third party approvals or consents which could not reasonably be expected to have a Material Adverse Effect, (b) will not violate (i) any applicable law or regulation or any order of any Governmental Authority in each case in any material respect or (ii) the Organizational Documents of any Loan Party, (c) will not violate or result in a default under any material indenture, note, credit agreement or other similar instrument binding upon any Loan Party or its Properties, or give rise to a right thereunder to require any payment to be made by any Loan Party and (d) will not result in the creation or imposition of any Lien on any Property of any Loan Party (other than the Liens created by the Loan Documents).
Section 7.04    Financial Condition; No Material Adverse Change.
(a)    The Borrower has heretofore furnished to the Lenders the opening balance sheet of Parent and its Consolidated Subsidiaries as of the Closing Date. Such balance sheet presents fairly, in all material respects, the financial position of Parent and its Consolidated Subsidiaries as of such date in accordance with GAAP.
(b)    The most recent financial statements furnished pursuant to Section 8.01(a) or Section 8.01(b) present fairly, in all material respects, the financial condition and results of operations and cash flows of Parent and its Consolidated Subsidiaries as of date thereof and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.
(c)    Since December 31, 2016, and after giving effect to the Transactions, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.
(d)    Neither the Borrower nor any other Loan Party has on the date of this Agreement any material Indebtedness (including Disqualified Capital Stock) or any material contingent liabilities, material off-balance sheet liabilities or partnerships, or material and unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments other than in respect of the Secured Obligations and the Second Lien Debt.
Section 7.05    Litigation.
(a)    Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Parent or the Borrower, threatened in writing against any Loan Party that (i) are not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve any Loan Document or the Transactions.
(b)    Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in a Material Adverse Effect.

Section 7.06    Environmental Matters. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
(a)    the Loan Parties and each of their respective Properties and operations thereon are in compliance with all, and have not violated any, applicable Environmental Laws;
(b)    (i) the Loan Parties hold and are in compliance with all, and have not violated any, Environmental Permits required for their respective operations and each of their respective properties; (ii) all such Environmental Permits are in full force and effect; and (iii) no Loan Party has received any notice or otherwise has knowledge that any such Environmental Permit may be revoked, adversely modified, or not renewed, or that any application for any Environmental Permit may be protested or denied or that the anticipated terms thereof may be adversely modified;
(c)     (i) there are no actions, claims, demands, suits, investigations or proceedings under any Environmental Laws or regarding any Hazardous Materials that are pending or, to Parent’s or the Borrower’s knowledge, threatened, against any Loan Party or regarding any property with respect to which any Loan Party has any interest or obligation, or as a result of any operations of any Loan Party on any such property; and (ii) there are no consent decrees or other decrees, consent orders, administrative orders or other administrative, arbitral or judicial requirements outstanding under any Environmental Laws or regarding any Hazardous Materials, directed to any Loan Party or as to which any Loan Party is a party, or regarding any property with respect to which any Loan Party has any interest or obligation;
(d)    (i) there has been no Release or, to Parent’s or the Borrower’s knowledge, threatened Release, of Hazardous Materials attributable to the operations of any Loan Party at, on, under or from any Loan Party’s currently or formerly owned, leased or operated property or, to Parent’s or the Borrower’s knowledge, at any other location (including any location to which Hazardous Materials have been sent for re-use, recycling, treatment, storage or disposal) for which any Loan Party could be liable, and (ii) Hazardous Materials are not otherwise present at any such properties or other locations, in each case, in amounts or concentrations or under conditions which constitute a violation of any applicable Environmental Law, could reasonably be expected to give rise to any liability, or, with respect to any Mortgaged Property, could reasonably be expected to impair its fair saleable value;
(e)    no Loan Party, nor to Parent’s or the Borrower’s knowledge any other Person for any property with respect to which any Loan Party has any interest or obligation, has received any written notice of violation, alleged violation, non-compliance, liability or potential liability or request for information regarding Environmental Laws or Hazardous Materials, and, to Parent’s or the Borrower’s knowledge, there are no conditions or circumstances that would reasonably be expected to result in the receipt of any such notice or request for information;
(f)    no Loan Party has assumed or retained any liability under applicable Environmental Laws or regarding Hazardous Materials that could reasonably be expected to result in liability to any Loan Party; and
(g)    to the extent reasonably requested by the Administrative Agent, the Loan Parties have provided to Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any Loan Party’s possession or control and relating to their respective Properties or operations thereon.
Section 7.07    Compliance with the Laws; No Default.

(a)    Each Loan Party is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)    No Default has occurred and is continuing.
Section 7.08    Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.
Section 7.09    Taxes. Each Loan Party has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which the applicable Loan Party has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. Except as set forth on Schedule 7.09, to the knowledge of Parent or the Borrower, no material proposed tax assessment has been asserted with respect to any Loan Party outside the ordinary course of business.
Section 7.10    ERISA. Except as could not, whether individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:
(a)    each Plan is, and has been, operated, administered and maintained in compliance with, and Parent, the Borrower and each ERISA Affiliate have complied with, ERISA, the terms of the applicable Plan and, where applicable, the Code;
(b)    no act, omission or transaction has occurred which could result in imposition on Parent, the Borrower or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under Section 409 of ERISA;
(c)    no liability to the PBGC (other than required premiums payments which are not past due after giving effect to any applicable grace periods) by Parent, the Borrower or any ERISA Affiliate has been or is expected by any Loan Party or any ERISA Affiliate to be incurred with respect to any Plan and no ERISA Event with respect to any Plan has occurred;
(d)    the actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not (determined as of the end of the most recent plan year) exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA; and
(e)    none of the Parent, the Borrower or any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period immediately preceding the date hereof sponsored, maintained or contributed to, or had any actual or contingent liability to any Multiemployer Plan.
Section 7.11    Disclosure; No Material Misstatements. Parent and the Borrower have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any Loan Party is subject, and all other existing facts and circumstances applicable to the Loan Parties known to Parent or the Borrower, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Loan Parties to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial or other information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that (i) any such projected financial information is merely a prediction as to future events and its not to be viewed as fact, (ii) such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Parent or any of its Subsidiaries and (iii) no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material. There are no statements or conclusions in any Reserve Report which are based upon or include misleading material information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and the Loan Parties do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.
Section 7.12    Insurance. For the benefit of each Loan Party, Parent and the Borrower have insurance coverage in at least such amounts and against such risk (including public liability) as are required by Section 8.07.
Section 7.13    Restriction on Liens. No Loan Party is a party to any material agreement or arrangement (other than Capital Lease Obligations or purchase money loan documents creating Liens permitted by Section 9.03(c), but then only on the Property subject of such Capital Lease Obligations or purchase money loan document, or as otherwise permitted by Section 9.15), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Secured Obligations and the Loan Documents.
Section 7.14    Subsidiaries. Parent has no Subsidiaries other than the Borrower and except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy of such disclosure to the Lenders), which shall be a supplement to Schedule 7.14.
Section 7.15    Foreign Operations. No Loan Party owns any Oil and Gas Properties not located within the geographical boundaries of the United States of America or in the offshore federal waters of the United States of America. No Loan Party will own, directly or indirectly, any Subsidiary that is not a Domestic Subsidiary.
Section 7.16    Location of Business and Offices. Parent’s jurisdiction of organization is Delaware; the name of Parent as listed in the public records of its jurisdiction of organization is Goodrich Petroleum Corporation; and the organizational identification number of the Parent in its jurisdiction of organization is 2675735. The Borrower’s jurisdiction of organization is Louisiana; the name of the Borrower as listed in the public records of its jurisdiction of organization is Goodrich Petroleum Company, L.L.C.; and the organizational identification number of the Borrower in its jurisdiction of organization is 34719938K (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(l) in accordance with Section 12.01(c)). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(l) and Section 12.01(c)). Each Loan Party’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(l)).
Section 7.17    Properties; Title, Etc.
(a)    Each Loan Party has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report (except for those Oil and Gas Properties that have been disposed of since the date of such Reserve Report in accordance with this Agreement or leases which have expired in accordance with their terms) and good title to all its material personal Properties other than Properties sold, transferred or otherwise disposed of in compliance with Section 9.11 from time to time, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the Loan Party specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report (except for those Oil and Gas Properties that have been disposed of since the date of such Reserve Report in accordance with this Agreement or leases which have expired in accordance with their terms), and except as otherwise provided by statute, regulation or the standard and customary provisions of any applicable joint operating agreement, the ownership of such Properties shall not in the aggregate in any material respect obligate the Loan Party to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Loan Party’s net revenue interest in such Property.
(b)    All leases and agreements necessary for the conduct of the business of the Loan Parties are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.
(c)    The rights and Properties presently owned, leased or licensed by the Loan Parties including all easements and rights of way, include all rights and Properties necessary to permit the Loan Parties to conduct their business as presently conducted in all material respects.
(d)    Each Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property necessary to operate its business, and the use thereof by the Loan Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Loan Parties either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.18    Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Loan Parties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Loan Parties in all material respects. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Loan Parties is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Loan Parties is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Loan Parties. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Loan Parties that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Loan Parties, in a manner consistent with the Loan Parties’ past practices (other than those the failure of which to maintain in accordance with this Section 7.18 could not reasonably be expected to have a Material Adverse Effect).
Section 7.19    Gas Imbalances. Except as set forth on Schedule 7.19 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require any Loan Party to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding 1% of the aggregate volumes of Hydrocarbons (on an Mcf equivalent basis) listed in the most recent Reserve Report.
Section 7.20    Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.20, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report, (a) the Loan Parties are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity and (b) no material agreements exist, which are not cancelable on 90 days’ notice or less without penalty, for the sale of production from the Loan Parties’ Hydrocarbons (including calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (i) pertain to the sale of production at a fixed price and (ii) have a maturity or expiry date of longer than six (6) months from the date hereof or the date of such Reserve Report, as applicable.
Section 7.21    Security Documents. The Security Instruments are effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Mortgaged Property and Collateral and proceeds thereof, as applicable, subject, in the case of enforceability, to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and fair dealing. Subject to the provisions of Section 8.14(a), including the grace periods afforded the Borrower therein, the Secured Obligations are secured by a legal, valid and enforceability first priority perfected Liens in favor of the Administrative Agent, covering and encumbering (a) at least 90% of the PV-9 of the Borrowing Base Properties and (b) the Collateral granted pursuant to the Guarantee and Collateral Agreement; provided that Liens permitted by Section 9.03 may exist.

Section 7.22    Swap Agreements. Schedule 7.22, as of the Closing Date, and after the date hereof, each report required to be delivered by Parent or the Borrower pursuant to Section 8.01(d), as of the date specified therein, sets forth a true and complete list of all Swap Agreements of the Loan Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the estimated net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied, but excluding the Security Instruments) and the counterparty to each such agreement. The Borrower is a Qualified ECP Counterparty.
Section 7.23    Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used to pay all amounts currently due under the Existing Credit Agreement, to provide working capital for lease acquisitions, for exploration and production operations, for development (including the drilling and completion of producing wells), for acquisitions of Oil and Gas Properties permitted hereunder and for general corporate, limited liability company or partnership, as applicable, purposes of the Borrower and the other Loan Parties. No Loan Party is engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.
Section 7.24    Solvency. After giving effect to the Transactions and the other transactions contemplated hereby (including at the time of and immediately after giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, as applicable) (a) the sum of the debt and liabilities (including subordinated and contingent liabilities) of Parent, the Borrower and the other Loan Parties, taken as a whole, does not exceed the fair value of the present assets of Parent, the Borrower and the other Loan Parties, taken as a whole, (b) the present fair saleable value of the assets of Parent, the Borrower and the other Loan Parties, taken as a whole, is greater than the total amount that will be required to pay the probable debt and liabilities (including subordinated and contingent liabilities) of Parent, the Borrower and the other Loan Parties as they become absolute and matured, (c) Parent, the Borrower and the other Loan Parties, taken as a whole, have not incurred, or believe that they will incur, debts or other liabilities including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business and (d) the capital of Parent, the Borrower and the other Loan Parties, taken as a whole, is not unreasonably small to engage in the business of Parent, the Borrower and the other Loan Parties, taken as a whole. For the purpose of this Section 7.24, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
Section 7.25    Foreign Corrupt Practices. None of Parent, the Borrower or any of their respective Subsidiaries, or any director, officer, agent, employee or Affiliate of the Parent, the Borrower or any of their respective Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and, Parent, the Borrower, their respective Subsidiaries, and their respective Affiliates have conducted their business in material compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
Section 7.26    Anti-Corruption Laws; Sanctions; OFAC.

(a)    Parent and the Borrower have implemented and maintain in effect policies and procedures designed to ensure compliance by Parent, the Borrower, their respective Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.
(b)    Parent, the Borrower, their respective Subsidiaries, their respective officers and employees and, to the knowledge of Parent and the Borrower, their respective directors and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person.
(c)    None of (i) Parent, the Borrower, any Subsidiary or any of their respective director, officers or employees, or (ii) to the knowledge of Parent and the Borrower, any agent of Parent or the Borrower that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. Parent and the Borrower will not directly or, to Parent’s or the Borrower’s direct knowledge, indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any applicable Sanctions.
Section 7.27    EEA Financial Institution. No Loan Party is an EEA Financial Institution.
ARTICLE VIII
AFFIRMATIVE COVENANTS
Until Payment in Full, each of the Parent and the Borrower covenants and agrees with the Lenders that:
Section 8.01    Financial Statements; Other Information. Parent and the Borrower will furnish to the Administrative Agent for delivery to each Lender:
(a)    Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2017, the audited consolidated balance sheet for Parent and its Consolidated Subsidiaries and related statements of operations, members’ equity, and cash flows as of the end of and for such Fiscal Year, setting forth (in the case of the financial statements as of the end of and for each Fiscal Year ending on or after December 31, 2018) in comparative form the figures for the previous Fiscal Year, all reported on by Hein & Associates LLP or other independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit other than (A) a “going concern” or other qualification that results solely from the Maturity Date or the maturity date of the Second Lien Debt being scheduled to occur within one year from the time such opinion is delivered or (B) from any potential inability to satisfy any covenant in Section 9.01 or any other financial covenant in any Indebtedness document on a future date or in a future period) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent and its Consolidated Subsidiaries on a consolidated basis, in each case, in accordance with GAAP consistently applied.
(b)    Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Parent commencing with the Fiscal Quarter ending March 31, 2018, the unaudited consolidated balance sheet for Parent and its Consolidated Subsidiaries and related statements of operations, members’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth, in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year commencing with the Fiscal Quarter ending on or after December 31, 2018, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.
(c)    Certificate of Financial Officer -- Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a Compliance Certificate (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) certifying that Parent has been in compliance with Sections 9.01(a) through Section 9.01(b) at such times as required therein and in connection therewith, setting forth reasonably detailed calculations demonstrating such compliance and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recently delivered financial statements referred to in Section 8.01(a) and Section 8.01(b) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.
(d)    Certificate of Financial Officer - Swap Agreements. Concurrently with the delivery of each Reserve Report under Section 8.12, a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth as of a recent date, a true and complete list of all Swap Agreements of each Loan Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor (as of the last Business Day of the period covered by such Reserve Report), any new credit support agreements relating thereto (other than Security Instruments) not listed on Schedule 7.22, any margin required or supplied under any credit support document, and the counterparty to each such agreement.
(e)    Certificate of Insurer -- Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), and within ten (10) Business Days following each material change in the insurance maintained in accordance with Section 8.07, certificates of insurance coverage with respect to the insurance required by Section 8.07, in form and substance reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.
(f)    Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or material letter submitted to any Loan Party by independent accountants in connection with any annual, interim or special audit made by them of the books of any such Loan Party, and a copy of any response by such Loan Party, or the board of directors or other appropriate governing body of such Loan Party, to such letter or report. For avoidance of doubt, all formal material correspondence between such Persons shall be required to be disclosed, but such obligation shall not include emails and other informal correspondence among such Persons during the course of any such audit.
(g)    SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party with the SEC or with any national securities exchange.
(h)    Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or material notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement evidencing Material

Indebtedness (including, without limitation, at any time the Second Lien Debt is outstanding all certificates setting forth a calculation of the Asset Coverage Ratio pursuant to the Second Lien Indenture, if such calculation is then required thereunder), other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.
(i)    Lists of Purchasers. Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.12, a list of all Persons purchasing Hydrocarbons from any Loan Party (or, with respect to Oil and Gas Properties that are not operated by a Loan Party, a list of the operators of such properties).
(j)    Notice of Sales of Oil and Gas Properties and Unwinds of Swap Agreements. In the event the Borrower or any other Loan Party intends to (i) Dispose of any Oil and Gas Properties (or any Equity Interests of any Loan Party that owns Oil and Gas Properties) and/or (ii) Unwind or otherwise Dispose of Swap Agreements which could result in an anticipated decline in the mark-to-market value thereof or net cash proceeds therefrom in excess of 2.5% of the Borrowing Base at such time (in a single transaction or in multiple transactions between Scheduled Redeterminations), prior written notice of the foregoing (of at least five (5) Business Days or such shorter time as the Administrative Agent may agree in its sole discretion), the price thereof, in the case of Oil and Gas Properties (or any Equity Interests of any Loan Party that owns Oil and Gas Properties), and the anticipated decline in the mark-to-market value thereof or net cash proceeds therefrom, in the case of Swap Agreements, and, in each case, the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent.
(k)    Notice of Casualty Events. Prompt written notice, and in any event within three (3) Business Days (or such other time as the Administrative Agent may agree), of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event, in each case, of any Property of any Loan Party having a Fair Market Value in excess of $1,000,000.
(l)    Information Regarding Borrower and Guarantors. Prompt written notice of (and in any event within ten (10) days prior thereto or such other time as the Administrative Agent may agree in its sole discretion) any change (i) in a Loan Party’s name or in any trade name used to identify such Loan Party in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Loan Party’s chief executive office or principal place of business, (iii) in the Loan Party’s jurisdiction of organization, and (iv) in the Loan Party’s federal taxpayer identification number.
(m)    Production Report and Lease Operating Statements. In connection with each Reserve Report delivered pursuant to Section 8.12(a), a report setting forth, for each calendar month during the then current Fiscal Year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.
(n)    Patriot Act. Promptly upon request, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.
(o)    Cash Flow Forecast. Not later than February 1 and August 1 of each Fiscal Year, a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth an operating budget and capital expenditure forecast for (i) in the case of the February 1 forecast, the then-current Fiscal Year (on an annual and quarterly basis) and (ii) in the case of the August 1 forecast, for the period from July 1 of the then-current Fiscal Year through June 30 of the following Fiscal Year, in each case, in form and substance reasonably satisfactory to the Administrative Agent.
(p)    Notices of Certain Changes. Promptly, but in any event within thirty (30) days after the execution thereof, copies of any material amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other Organizational Document of Parent, the Borrower or any other Loan Party.
(q)    Take-or-Pay, Ship-or-Pay or Other Prepayments. Promptly, but in any event within ten (10) Business Days, written notice of the Borrower or any other Loan Party entering into a take-or-pay, ship-or-pay or other prepayments arrangement with respect to the Oil and Gas Properties of the Borrower or any other Loan Party pursuant to which such Loan Party’s payment obligations thereunder are reasonably anticipated to exceed $5,000,000 per year.
(r)    Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Parent or any Subsidiary (including any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.
Documents required to be delivered pursuant to this Section 8.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which a Loan Party posts such documents to its publicly-accessible website or to EDGAR (or such other publicly-accessible internet database that may be established and maintained by the SEC as a substitute for or successor to EDGAR) or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of any such documents.

Section 8.02    Notices of Material Events. Promptly, but in any event within five (5) Business Days, Parent and the Borrower will furnish to the Administrative Agent (for delivery to each Lender) prompt written notice of the following:
(a)    Defaults. The occurrence of any Default or Event of Default;
(b)    Governmental Matters. The filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting any of the Loan Parties not previously disclosed in writing to the Administrative Agent or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Administrative Agent) that, in either case, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;
(c)    Material Adverse Effect. Any other development that results in, or could reasonably be expected to result in a Material Adverse Effect.
Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03    Existence; Conduct of Business. Each of Parent and the Borrower will, and will cause each other Loan Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises necessary to the conduct of its business and maintain, if necessary, its qualification to do business in each other material jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except to the extent that the failure to maintain such rights, licenses, permits, privileges and franchises or to be so qualified could not reasonably be expected to cause a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10.
Section 8.04    Payment of Obligations. Each of Parent and the Borrower will, and will cause each other Loan Party to, pay its obligations, including tax liabilities, before the same shall become delinquent or in default, except where (a) in the case of material tax liabilities, (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) Parent, the Borrower or such other Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) in the case of obligations other than material tax liabilities, the failure to make such payment could not reasonably be expected to result in a Material Adverse Effect.
Section 8.05    Performance of Obligations under Loan Documents. Each of Parent and the Borrower will pay the Loans according to the reading, tenor and effect thereof, and cause each other Loan Party to do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including this Agreement, at the time or times and in the manner specified.
Section 8.06    Operation and Maintenance of Properties. Each of Parent and the Borrower, at its own expense, will, and will cause each other Loan Party to:
(a)    operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the customary practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all applicable Governmental Requirements, including applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect;
(b)    subject to Dispositions permitted hereunder, keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear and depletion excepted) all of its material Oil and Gas Properties and other Properties material to the conduct of its business;
(c)    promptly (i) pay and discharge, or use commercially reasonable efforts to cause to be paid and discharged, all material delay rentals, royalties, expenses and other similar payments accruing under the leases or other agreements affecting or pertaining to its material Oil and Gas Properties, except to the extent being contested in good faith by appropriate actions and (ii) do all other things necessary, in accordance with industry standards, to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or material default thereunder;
(d)    promptly perform or use commercially reasonable efforts to cause to be performed, in accordance with customary industry standards, the obligations required by each and all of the material assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties, in each case in all material respects; and
(e)    operate its Oil and Gas Properties and other material Properties or use commercially reasonable efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the customary practices of the industry and in material compliance with all applicable material contracts and agreements and in compliance in all material respects with all Governmental Requirements.
To the extent the Borrower is not the operator of any Property, the Borrower shall use commercially reasonable efforts to cause the operator to comply with this Section 8.06.
Section 8.07    Insurance. Each of Parent and the Borrower will maintain, with financially sound and reputable insurance companies, insurance covering all Loan Parties, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in the applicable insurance policy or policies insuring the Loan Parties or their Property shall be endorsed in favor of and made payable to the Administrative Agent as sole “loss payee” or other formulation reasonably acceptable to the Administrative Agent and such liability policies shall name the Administrative Agent and the Lenders as “additional insureds”. To the extent that the insurer will agree to do so, such policies will also provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.
Section 8.08    Books and Records; Inspection Rights. Each of Parent and the Borrower will, and will cause each other Loan Party to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Governmental Requirements shall be made of all dealings and transactions in relation to its business and activities. Each of Parent and the Borrower will, and will cause each other Loan Party to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior written notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided, however, that unless an Event of Default shall have occurred and be continuing neither Parent nor the Borrower shall be required to pay expenses relating to more than one such visit, inspection or examination in any twelve (12) consecutive month period.
Section 8.09    Compliance with Laws. Each of Parent and the Borrower will, and will cause each Loan Party to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property in all material respects. Each of Parent and the Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.
Section 8.10    Environmental Matters.
(a)    Each of Parent and the Borrower will, and will cause each Loan Party to: (i) comply with all applicable Environmental Laws, and undertake reasonable efforts to ensure that all tenants and subtenants (if any), and all Persons with whom any Loan Party has contracted for the exploration, development, production, operation, or other management of an oil or gas well or lease, comply with all applicable Environmental Laws, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; and (ii) generate, use, treat, store, release, transport, dispose of, and otherwise manage all Hazardous Materials in a manner that could not reasonably be expected to result in any liability to any Loan Party or to adversely affect any real property owned, leased or operated by any of them, and take reasonable efforts to prevent any other Person from generating, using, treating, storing, releasing, transporting, disposing of, or otherwise managing Hazardous Materials in a manner that could reasonably be expected to result in a liability to any Loan Party, or with respect to any Mortgaged Property, could reasonably be expected to adversely affect its fair saleable value (for the avoidance of doubt, with respect to activities on properties neighboring such real property, such reasonable efforts shall not include any obligation to monitor such activities or properties), except where the failure to do so, either individually or in the aggregate with any other such failures, could not reasonably be expected to result in a Material Adverse Effect.
(b)    Each of Parent and the Borrower will promptly, but in no event later than five (5) days after learning of any action, investigation, demand or inquiry contemplated by this Section 8.10(b), notify the Administrative Agent in writing of any action, investigation, demand, or inquiry by any Person threatened in writing or commenced against Parent, the Borrower or any other Loan Party, or any of their property or any property with respect to which a Loan Party has any interest or obligation, in connection with any applicable Environmental Laws or regarding any Hazardous Materials (excluding routine testing and corrective action), unless Parent or the Borrower, as applicable, reasonably determines, based on the information reasonably available to it at the time, that such action, investigation, demand or inquiry is unlikely to result in costs and liabilities in excess of $1,000,000 (it being understood that the amount will be determined in the aggregate with the costs and liabilities of all related similar actions, investigations, demands or inquiries) and in any case could not reasonably be expected to have a Material Adverse Effect (it being understood that Parent or the Borrower, as applicable, shall be deemed to have given notice under this Section 8.10(b) regarding the matters set forth on Schedule 8.10(b) to this Agreement to the extent such matters are described thereon).
(c)    If an Event of Default has occurred and is continuing, the Administrative Agent may (but shall not be obligated to), at the expense of the Borrower (such expenses to be reasonable in light of the circumstances), conduct such investigation as it reasonably deems appropriate to determine the nature and extent of any noncompliance with applicable Environmental Laws, the nature and extent of the presence of any Hazardous Material and the nature and extent of any other environmental conditions that may exist at or affect any of the Mortgaged Properties, and the Loan Parties and each relevant Loan Party shall reasonably cooperate with the Administrative Agent in conducting such investigation and in implementing any response to such noncompliance, Hazardous Material or other environmental condition as the Administrative Agent reasonably deems appropriate. Such investigation and response may include, without limitation, a detailed visual inspection of the Mortgaged Properties, including all storage areas, storage tanks, drains and dry wells and other structures and locations, as well as the taking of soil samples, surface water samples, and ground water samples and such other investigations or analyses as the Administrative Agent deems appropriate, and any containment, cleanup, removal, repair, restoration, remediation or other Remedial Work. Upon reasonable request and notice, the Administrative Agent and its officers, employees, agents and contractors shall have and are hereby granted the right to enter upon the Mortgaged Properties for the foregoing purposes.
Section 8.11    Further Assurances.
(a)    Each of Parent and the Borrower at their sole expense will, and will cause each other Loan Party to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to (i) further evidence and more fully describe the collateral intended as security for the Secured Obligations, (ii) correct any omissions in this Agreement or the Security Instruments, (iii) state more fully the obligations secured therein, (iv) perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or (v) make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent to ensure that the Administrative Agent, on behalf of the Secured Parties, has a perfected security interest in all assets of the Loan Parties intended as security for the Secured Obligations. In addition, at the Administrative Agent’s request, Parent and the Borrower, at their sole expense, shall provide any information requested to identify any Collateral, including an updated Perfection Certificate, a customary “lease to well” reconciliation schedule, list or similar item, exhibits to Mortgages in form and substance reasonably satisfactory to the Administrative Agent (which such exhibits shall be in recordable form for the applicable jurisdiction) or any other information requested in connection with the identification of any Collateral.
(b)    Each of Parent and the Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of Parent, the Borrower or any other Loan Party where permitted by law, which financing statements may contain a description of collateral that describes such property in any manner as the Administrative Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Collateral consistent with the terms of the Loan Documents, including describing such property as “all assets” or “all property” or words of similar effect. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.
Section 8.12    Reserve Reports.
(a)    On or before February 1st and August 1st of each year, the Borrower shall furnish to the Administrative Agent a Reserve Report evaluating the Oil and Gas Properties of the Borrower and the other Loan Parties as of the immediately preceding January 1st and July 1st, as applicable. The Reserve Report as of January 1st and delivered on or before February 1st of each year (the “January 1 Reserve Report”), shall be prepared by one or more Approved Petroleum Engineers, and each Reserve Report as of July 1st and delivered on or before August 1st of each year shall be prepared by one or more Approved Petroleum Engineers or internally under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and, except as otherwise specified therein, to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report.
(b)    In the event of a request for an Interim Redetermination pursuant to Section 2.07(b), the Borrower shall furnish to the Administrative Agent a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and, except as otherwise specified therein, to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request; provided that at any time prior to delivery of such Reserve Report the Administrative Agent may, or at the direction of the Required Lenders shall, elect to use the most recently delivered Reserve Report, which such Reserve Report may be rolled forward in a customary manner.
(c)    With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent a Reserve Report Certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects, it being understood and agreed that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and the other Loan Parties and production and cost estimates contained in the Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the other Loan Parties do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate, (ii) except as set forth on an exhibit to the Reserve Report Certificate, the Borrower or the other Loan Parties own good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the Reserve Report Certificate, (A) on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.19 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any other Loan Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor and (B) there are no take-or-pay or ship-or-pay contracts that are not then being disclosed or that have not been disclosed in a previous Reserve Report Certificate, (iv) none of their Oil and Gas Properties have been sold (other than Hydrocarbons sold in the ordinary course of business) since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which exhibit shall list all of its Oil and Gas Properties sold (other than Hydrocarbons sold in the ordinary course of business) and in such detail as reasonably required by the Administrative Agent, (v) attached to the Reserve Report Certificate is a list of all marketing agreements entered into by a Loan Party subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.20 had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the PV-9 of the Oil and Gas Properties that the value of such Mortgaged Properties represent and that such percentage is in compliance with Section 8.14(a) (the certificate described herein, the “Reserve Report Certificate”).
Section 8.13    Title Information.
(a)    In connection with the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), the Borrower shall deliver title information in form and substance reasonably acceptable to the Administrative Agent covering enough of the Borrowing Base Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received reasonably satisfactory title information on Hydrocarbon Interests constituting at least 85% of the PV-9 of the Borrowing Base Properties evaluated by such Reserve Report as determined by the Administrative Agent.
(b)    If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties (or such longer period as the Administrative Agent may approve in its sole discretion), either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Mortgaged Property Liens having an equivalent or greater value or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on Hydrocarbon Interests constituting at least 85% of the PV-9 of the Borrowing Base Properties evaluated by such Reserve Report.
(c)    If the Borrower is unable to cure any title defect requested by the Administrative Agent to be cured within the 60-day period or the Borrower does not comply with the requirements to provide acceptable title information covering at least 85% of the PV-9 of the Borrowing Base Properties evaluated in the most recent Reserve Report within such 60-day period, such failure shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Required Lenders are not reasonably satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 85% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide reasonably acceptable title information covering at least 85% of the PV-9 of the Borrowing Base Properties evaluated by such Reserve Report. This new Borrowing Base shall become effective immediately after receipt of such notice.
Section 8.14    Additional Collateral; Additional Guarantors.
(a)    In connection with each redetermination of the Borrowing Base (including, for the avoidance of doubt, any Interim Redetermination), the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(vi)) to ascertain whether the Mortgaged Properties represent at least 90% of the PV-9 of the Borrowing Base Properties evaluated in such Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 90% of such PV-9 value, then the Borrower shall, and shall cause the other Loan Parties to, grant, within thirty (30) days of delivery of the Reserve Report Certificate required under Section 8.12(c) (or such later date as the Administrative Agent may agree in its sole discretion), to the Administrative Agent as security for the Secured Obligations a first-priority Lien (provided that Excepted Mortgaged Property Liens may exist) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 90% of such PV-9 value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary grants a Lien on its Oil and Gas Properties pursuant to this Section 8.14(a) and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b). It is understood that the obligation to pledge and provide such first priority perfected liens (subject to Excepted Mortgaged Property Liens) on only 90% (rather than 100%) of the PV-9 of the Borrowing Base Properties is a matter of administrative convenience only and it is the intention of the parties that the Administrative Agent benefit from an all assets pledge of the Loan Parties’ Borrowing Base Properties; accordingly, at any time that an Event of Default has occurred and is continuing, the percentage of the PV-9 of the Borrowing Base Properties pledged to the Administrative Agent for the benefit of the Secured Parties may be may be increased up to 100% (but in no case in a manner that would be unduly burdensome for the Borrower) upon reasonable request of the Administrative Agent.
(b)    Each of Parent and the Borrower shall promptly cause each Subsidiary that is a Wholly-Owned Subsidiary (and any other Subsidiary that is required to become a Guarantor pursuant to Section 8.14(a)) to guarantee and secure the Secured Obligations pursuant to the Guarantee and Collateral Agreement, including pursuant to a supplement or joinder thereto. In connection with any such guaranty and security interest grant, Parent and the Borrower shall, or shall cause (i) such Subsidiary to promptly execute and deliver such Guarantee and Collateral Agreement (or a supplement thereto, as applicable) and (ii) the owners of the Equity Interests of such Subsidiary to pledge all of the Equity Interests of such new Subsidiary (including, if such Equity Interests are certificates, delivery of original stock certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and to promptly execute and deliver such other additional closing documents, legal opinions and certificates as shall reasonably be requested by the Administrative Agent. Parent shall at all times pledge all of the Equity Interests of the Borrower (including, if such Equity Interests are certificates, delivery of original stock certificates evidencing the Equity Interests of the Borrower, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof).
(c)    In the event that any Loan Party becomes the owner of any Equity Interests of a Subsidiary, then such Loan Party shall (i) pledge 100% of the Equity Interests of such Subsidiary, that are owned by such Loan Party (including, if such Equity Interests are certificated, delivery of original stock certificates, if any, evidencing such Equity Interests, together with appropriate stock powers for each certificate duly executed in blank by the registered owner thereof) and (ii) (along with such Subsidiary, as applicable) execute and deliver such other additional closing documents, legal opinions and certificates as shall reasonably be requested by the Administrative Agent.
(d)    Each of Parent and the Borrower will at all times cause the other material tangible and intangible assets of Parent, the Borrower and each Loan Party to be subject to a Lien of the Security Instruments (subject to customary exclusions and exceptions set forth in such Security Instruments).
Section 8.15    ERISA Compliance. Each of Parent and the Borrower will promptly furnish and will cause each Subsidiary of the Borrower and any ERISA Affiliate to promptly furnish to the Administrative Agent (a) immediately upon becoming aware of the occurrence of any ERISA Event or of any Prohibited Transaction, which could reasonably be expected to result in liability of Parent, the Borrower or the other Loan Parties in an aggregate amount exceeding $5,000,000, in connection with any Plan or any trust created thereunder, a written notice of Parent, the Borrower or such other Guarantor or ERISA Affiliate, as the case may be, specifying the nature thereof, what action such Person is taking or proposes to take with respect thereto, if any, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (b) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan, each of Parent and the Borrower will, and will cause each Subsidiary and ERISA Affiliate to, (A) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code and of section 302 of ERISA, and (B) pay, or cause to be paid, to the PBGC and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, after giving effect to any applicable grace period, all premiums required pursuant to sections 4006 and 4007 of ERISA. Promptly following receipt thereof from the administrator or plan sponsor, but in any event within five (5) Business Days following any request therefor by the Administrative Agent in respect of documents received, Parent or the Borrower, as applicable, will furnish or will cause any applicable Subsidiary and any applicable ERISA Affiliate to furnish to the Administrative Agent copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute; provided, that if the Loan Parties or any of their ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Parties and/or their ERISA Affiliates shall promptly, but in any event within five (5) Business Days following such request, make a request for such documents or notices from such administrator or sponsor and Parent or the Borrower, as applicable, shall provide copies of such documents and notices to the Administrative Agent promptly, but in any event within five (5) Business Days following receipt thereof.

Section 8.16    Account Control Agreements. Each of the Parent and the Borrower will, and will cause each other Loan Party to, in connection with any Deposit Account, any Commodity Account and/or any Securities Account (except for the Compass Account) established, held or maintained on or after the Closing Date promptly, but in any event within the later of (i) sixty (60) days after the Closing Date or (ii) twenty (20) Business Days after the establishment of such account (or such later date as the Administrative Agent may agree in its reasonable discretion), cause such Deposit Account, Commodity Account and/or Securities Account (except for the Compass Account) to be subject to a Control Agreement.
Section 8.17    Required Hedges. The Borrower will, within thirty (30) days (or such later date as the Administrative Agent may agree in its sole discretion) after the Closing Date enter into the Required Hedges and provide reasonably satisfactory evidence thereof to the Administrative Agent.
ARTICLE IX
NEGATIVE COVENANTS
Until Payment in Full, each of Parent and the Borrower covenants and agrees with the Lenders that:
Section 9.01    Financial Covenants.
(a)    Ratio of Total Debt to EBITDAX. Parent and the Borrower will not, as of the last day of any Fiscal Quarter, commencing with the quarter ending December 31, 2017, permit the ratio of Total Debt of Parent and its Consolidated Subsidiaries as of such day to EBITDAX of Parent and its Consolidated Subsidiaries for the four Fiscal Quarters ending on such day to be greater than 4.00 to 1.00.
(b)    Current Ratio. Parent and the Borrower will not, as of the last day of any Fiscal Quarter, commencing with the quarter ending December 31, 2017 permit the Current Ratio of Parent and its Consolidated Subsidiaries as of such day to be less than 1.00 to 1.00.
(c)    Additional Financial Covenants. Until no 2019 Notes remain outstanding (but not, for the avoidance of doubt, any refinancing or replacement of the 2019 Notes):
(i)    Parent will not permit as of any Test Date, the ratio of (1) Total Proved PV10% as of such Test Date attributable to the Parent’s and its Subsidiaries’ Proved Reserves to (2) Total Secured Debt (net of any Unrestricted Cash on such date in an amount not to exceed $10,000,000 held by Parent and its Subsidiaries) to be less than 1.50 to 1.00.
(ii)    Parent and its Subsidiaries shall not incur general and administrative expenses determined in accordance with GAAP payable in cash in excess of $2,775,000 during any quarter of fiscal year 2017 or in excess of $10,100,000 in the aggregate for all of fiscal year 2017.
(iii)    Parent and its Subsidiaries shall maintain Liquidity until April 1, 2018, of at least $7,500,000, and thereafter, of at least $5,000,000.
(iv)    Each term used in this clause (c) but not otherwise defined herein shall have the meaning given such term in the Second Lien Indenture in effect on the Closing Date.
Section 9.02    Indebtedness. Each of Parent and the Borrower will not, and will not permit any other Loan Party to, incur, create, assume or suffer to exist any Indebtedness, except:
(a)    the Loans or other Secured Obligations;

(b)    Second Lien Debt pursuant to the Second Lien Documents, subject to the terms of the Intercreditor Agreement; provided, that the principal amount thereof shall not exceed the applicable amount set forth in the Intercreditor Agreement and any refinancing of the Second Lien Debt in accordance with the terms and conditions of the Intercreditor Agreement;
(c)    [Reserved].
(d)    purchase money Indebtedness, Indebtedness of any Loan Party under Capital Lease Obligations, and extensions, renewals, refinancing and replacements of any such Indebtedness that do not increase the aggregate principal amount thereof (except by an amount equal to outstanding interest, premiums, fees and expenses incurred with regard to such Indebtedness being extended, renewed, refinanced or replaced); provided that the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $10,000,000 in the aggregate at any one time outstanding;
(e)    unsecured Indebtedness associated with worker’s compensation claims, bonds or surety obligations required by Governmental Requirements or by third parties in the ordinary course of business in connection with the operation of, or provision for the abandonment and remediation of, the Oil and Gas Properties of the Loan Parties;
(f)    (i) Indebtedness between the Parent and its Subsidiaries which are Loan Parties, (ii) Indebtedness between the Subsidiaries of the Parent which are Loan Parties, and (iii) Indebtedness extended to the Parent and its Subsidiaries which are Loan Parties by any Loan Parties; provided that (A) such Indebtedness is not assigned, transferred, negotiated or pledged to any Person other than a Loan Party, and (B) any such Indebtedness owed by either the Parent or a Guarantor shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;
(g)    endorsements of negotiable instruments for collection in the ordinary course of business;
(h)    any guarantee of any other Indebtedness permitted to be incurred hereunder;
(i)    unsecured Indebtedness in respect of Swap Agreements entered into in compliance with Section 9.17;
(j)    Indebtedness arising under insurance premium financing arrangements for insurance policies required hereunder or otherwise maintained by the Borrower or any other Loan Party in the ordinary course of business;
(k)    Indebtedness arising with respect to agreements providing for customary indemnification or similar customary obligations in connection with any disposition of Property solely to the extent such dispositions are permitted under this Agreement;
(l)    Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clause (o) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount of the Original Indebtedness, except by an amount equal to any premium or reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Subsidiary other than improvements on and proceeds of property subject to Liens securing the Original Indebtedness, (iii) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness (except to the extent permitted under paragraph (h) of this Section 9.02), (iv) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (v) the terms of such Refinance Indebtedness taken as a whole (A) other than fees and interest are not materially less favorable to the obligor thereunder than the original terms of such Original Indebtedness and (B) shall not contain any default, event of default or covenant that is materially adverse to the obligor thereunder than the original terms of such Original Indebtedness unless such additional  default, event of default or covenant would also be added to the Loan Documents,  and (vi) if such Original Indebtedness was subordinated in right of payment to the Secured Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness;
(m)    [Reserved].
(n)    Indebtedness not to exceed $600,000 under cash collateralized letters of credit, bonds, surety obligations and similar instruments; and
(o)    other Indebtedness not to exceed $10,000,000 in the aggregate at any one time outstanding.
Section 9.03    Liens. Each of Parent and the Borrower will not, and will not permit any other Loan Party to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:
(a)    Liens securing the payment of any Secured Obligations;
(b)    Excepted Liens;
(c)    Liens securing Indebtedness permitted by Section 9.02(d) but only on the Property that is the subject of any such Indebtedness (and any repairs, replacements, additions, modifications, accessions and improvements thereto, insurance thereon, and the proceeds of the foregoing);
(d)    Liens on Property not constituting Collateral or Borrowing Base Properties that secure Indebtedness or other obligations and that are not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate or principal or face amount of all Indebtedness and other obligations secured by such Liens pursuant to this Section 9.03(d), and the Fair Market Value of the Properties subject to such Liens (determined as of the date such Liens are incurred), shall not exceed $5,000,000 in the aggregate at any time outstanding;
(e)    Liens securing the Second Lien Debt that is permitted under Section 9.02 hereunder for so long as such Second Lien Debt and the holders thereof are subject to the Intercreditor Agreement;
(f)    Liens on cash collateral securing Indebtedness pursuant to Section 9.02(n); and
(g)    Liens on any Property constituting Investments made pursuant to Section 9.05(k).

Section 9.04    Restricted Payments. Each of Parent and the Borrower will not, and will not permit any of the other Loan Parties to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
(a)    any Loan Party may make Restricted Payments with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);
(b)    the Borrower and its Subsidiaries may declare and pay dividends and other Restricted Payments ratably to the Parent and any other Loan Party;
(c)    the Parent and the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans, other equity compensation plans or other benefit plans for management, employees or other individual service providers of the Parent, the Borrower and the other Loan Parties which plans have been approved by the Parent’s or the Borrower’s board of directors or other governing body, to the extent such Restricted Payments are made in the ordinary course of business;
(d)    the Borrower may make Restricted Payments pursuant to and in accordance with any refinancings of Indebtedness to the extent permitted by Section 9.02; and
(e)    the Parent and the Borrower may make Restricted Payments in lieu of issuing fractional shares in the event of the conversion of Second Lien Debt into common stock of the Parent pursuant to the Second Lien Indenture.
Section 9.05    Investments, Loans and Advances. Each of Parent and the Borrower will not, and will not permit any other Loan Party to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:
(a)    Investments which are disclosed in Schedule 9.05;
(b)    accounts receivable arising in the ordinary course of business or under Section 9.09;
(c)    Investments in Cash Equivalents;
(d)    Investments (i) made by the Parent in or to its Subsidiaries which are Loan Parties (or Persons that become Loan Parties substantially contemporaneously with such Investments), (ii) made by the Subsidiaries of the Parent which are Loan Parties to each other and the Parent or (iii) made by any Loan Party in or to the Parent or to its Subsidiaries which are Loan Parties (or Persons that become Loan Parties substantially contemporaneously with such Investments);
(e)    Subject to the limits in Section 9.06, Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located, in each case, within the geographic boundaries of the United States of America;
(f)    Investments pursuant to Swap Agreements otherwise permitted under this Agreement;

(g)    loans or advances to employees, officers or directors of the Loan Parties in the ordinary course of business, but in any event not to exceed $1,000,000 in the aggregate at any one time outstanding;
(h)    Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 and accounts receivable owing to the Parent or any of its Subsidiaries as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Parent or any of its Subsidiaries; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(h) exceeds $1,000,000;
(i)    (i) guarantees of Indebtedness permitted by Section 9.02 and (i) guarantees by the Parent or any Subsidiary for the performance or payment obligations of the Parent or any other Loan Party, which obligations were incurred in the ordinary course of business and do not constitute Indebtedness;
(j)    Investments pursuant to Swap Agreements otherwise permitted under this Agreement;
(k)    subject to the limits in Section 9.06, at any time after the Compliance Certificate required by Section 8.01(c) with respect to the Fiscal Quarter ending March 31, 2018 has been delivered, Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by the Borrower or the Parent with others in the ordinary course of business; provided that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, (ii) the interest in such venture is acquired on fair and reasonable terms and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding an amount equal to $5,000,000 so long as, both before and after giving effect to such Investment (A) there is no Default, Event of Default or Borrowing Base Deficiency that has occurred and is continuing, (B) the ratio of Total Debt to EBITDAX is less than 1.75 to 1.0 and (C) the unused Commitments then available to be borrowed are at least 25% of the then effective Borrowing Base; and
(l)    other Investments not to exceed $5,000,000 in the aggregate at any time at any one time outstanding.
Section 9.06    Nature of Business; No International Operations. Each of Parent and the Borrower and the other Loan Parties, taken as a whole, will not allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. The Loan Parties will not acquire or make any other expenditures (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States of America or in the offshore federal waters of the United States of America.
Section 9.07    Proceeds of Loans. Each of Parent and the Borrower will not permit the proceeds of the Borrowings to be used for any purpose other than those permitted by Section 7.23. No Loan Party nor any Person acting on behalf of the Borrower or the Parent has taken or will take any action which may cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, each of the Parent and the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in

Regulation U, Regulation T or Regulation X of the Board, as the case may be. The Borrower will not request any Borrowing or Letter of Credit, and each of Parent and the Borrower shall not use, and shall procure that the other Loan Parties and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 9.08    ERISA Compliance. Except as could not, whether individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of Parent and the Borrower will not, and will not permit any ERISA Affiliate to, at any time:
(a)    engage in any transaction in connection with which Parent, the Borrower or any ERISA Affiliate, could be subject to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;
(b)    terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of Parent, the Borrower or any Subsidiary or any ERISA Affiliate to the PBGC;
(c)    fail to make, or permit any ERISA Affiliate to fail to make, after giving effect to any applicable grace period, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, Parent, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto;
(d)    fail to satisfy, or allow any ERISA Affiliate to fail to satisfy, the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), in any case whether or not waived, with respect to any Plan; and
(e)    acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to any Subsidiary or with respect to any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period immediately preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA and determined as of the end of the most recent plan year) of such Plan allocable to such benefit liabilities.
Section 9.09    Sale or Discount of Receivables. Except for receivables obtained by the Loan Parties out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, each of Parent and the Borrower will not, and will not permit any other Loan Party to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.10    Mergers, Etc. Each of Parent and the Borrower will not, and will not permit any other Loan Party to merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person, (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve, except that (a) any Loan Party may consolidate with or into the Borrower (provided the Borrower shall be the continuing or surviving entity), (b) any Loan Party (other than the Borrower) may consolidate with any Subsidiary of the Borrower which is a Loan Party (provided such Subsidiary Loan Party shall be the continuing or surviving entity), (c) so long as no Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing or would occur as a result of such consolidation, the Borrower or any Subsidiary may merge or consolidate with any other Person in connection with an acquisition permitted pursuant to Section 9.05 (provided that the Person surviving the consolidation shall be the Borrower in the event the Borrower participates in such consolidation, or otherwise a Subsidiary of the Borrower that complies with Section 8.14 and Section 9.06 to the extent applicable) and (d) any Subsidiary of the Borrower may liquidate or dissolve so long as its assets (if any) are distributed to the Borrower or another Loan Party prior to such liquidation or dissolution.
Section 9.11    Sale of Properties . Each of Parent and the Borrower will not, and will not permit any other Loan Party to, sell, assign, farm-out, convey or otherwise transfer any Property (subject to Section 9.10) except for:
(a)    the sale or other Disposition of Hydrocarbons in the ordinary course of business;
(b)    farmouts of Oil and Gas Properties consisting solely of undeveloped acreage and assignments in connection with such farmouts;
(c)    if no Default or Event of Default has occurred and is continuing, the sale or other Disposition (including any farmout or similar agreement) of Oil and Gas Properties not given any Borrowing Base Value or Equity Interests of any Subsidiary that does not own any Oil and Gas Properties given any Borrowing Base Value;
(d)    the sale or transfer of equipment that (i) is obsolete, worn out, or no longer necessary for the business of the Borrower or such other Loan Party or (ii) is replaced by equipment of at least comparable value and use;
(e)    the sale or other Disposition (including Casualty Events or in connection with any condemnation proceeding) of any Oil and Gas Property that is given Borrowing Base Value or any interest therein or Equity Interests of any Subsidiary owning Oil and Gas Properties that are given Borrowing Base Value, or the Unwind of Swap Agreements; provided that:
(i)    other than with regard to a Casualty Event or in connection with a condemnation proceeding, no Default or Event of Default has occurred and is continuing nor would a Default, Event of Default or Borrowing Base Deficiency (after giving effect to Section 2.08(a) and any prepayment of the Loans made with the proceeds of such sale or other Disposition or Unwind (including any prepayment required to be made pursuant to Section 2.08(a))) result therefrom,
(ii)    either (A) not less than 90% of the consideration received in respect of such sale or other Disposition shall be cash or cash equivalents and any non-cash consideration received (to the extent constituting an Investment) is permitted under Section 9.05 and is pledged as collateral to secure the

Secured Obligations or (B) the consideration consists of cash, cash equivalents and/or other Oil and Gas Properties,
(iii)    (other than in respect of Casualty Events) the consideration received in respect of a sale or other Disposition of any Oil and Gas Property, interest therein or Equity Interests of any Subsidiary owning Oil and Gas Properties shall be equal to or greater than the Fair Market Value of the Oil and Gas Property, Equity Interest or interest therein subject of such sale or other Disposition (as reasonably determined by a Responsible Officer of the Borrower and if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to the foregoing), and
(iv)    if any such sale or other Disposition is of Equity Interests of a Subsidiary owning Oil and Gas Properties, such sale or other Disposition shall include 100% of the Equity Interests of such Subsidiary;
(f)    licenses of intellectual property, none of which, in the aggregate, materially impair the operation of the business of the Parent or its Subsidiaries;
(g)    the abandonment of intellectual property that is no longer material to the operation of the business of the Parent or its Subsidiaries;
(h)    sales and other Dispositions for cash of Properties (not otherwise regulated by Section 9.11(a) through Section 9.11(g)) having a Fair Market Value not to exceed $1,000,000 during any twelve (12) month period;
(i)    transfers of Properties from any Loan Party to any other Loan Party; provided, that, at the time of such Disposition and to the extent required to comply with Section 8.14(a) after giving effect thereto, the relevant Loan Party shall grant to the Administrative Agent, as security for the Secured Obligations, a first priority Lien (subject to Liens permitted by Section 9.03) on such Properties as contemplated by such Section;
(j)    Casualty Events with respect to Properties which are not Oil and Gas Properties;
(k)    Dispositions of accounts receivable in connection with the collection or compromise thereof (other than in connection with any financing transaction);
(l)    any transaction permitted by Section 9.03 or Section 9.05;
(m)    any Restricted Payment permitted by Section 9.04; and
(n)    any sale or discount of receivables permitted pursuant to Section 9.09.
Section 9.12    Sales and Leasebacks. Each of Parent and the Borrower will not, and will not permit any other Loan Party to, enter into any arrangement with any Person providing for the leasing by any Loan Party of real or personal property that has been or is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party.
Section 9.13    Environmental Matters. Each of Parent and the Borrower will not, and will not permit any other Loan Party to, undertake (or allow to be undertaken at any property subject to its control)

anything which will subject any such property to any obligation to conduct any investigation or remediation under any applicable Environmental Laws or regarding any Hazardous Material that could reasonably be expected to have a Material Adverse Effect, it being understood that the foregoing will not be deemed to limit (i) any obligation under applicable Environmental Law to disclose any relevant facts, conditions or circumstances to the appropriate Governmental Authority as and to the extent required by any such Environmental Law, (ii) any investigation or remediation required to be conducted under applicable Environmental Law, (iii) any investigation reasonably requested by a prospective purchaser of any property, provided that such investigation is subject to conditions and limitations (including indemnification and insurance obligations regarding the conduct of such investigation) that are reasonably protective of Parent, the Borrower and any Loan Party, or (iv) any investigation or remediation required pursuant to any lease agreements with the owners of any Properties.
Section 9.14    Transactions with Affiliates. Except for payment of Restricted Payments permitted by Section 9.04, each of Parent and the Borrower will not, and will not permit any other Loan Party to, enter into any transaction, including any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate, other than (a) transactions between or among the Loan Parties, (b) Investments permitted under Section 9.05(g), (c) the performance of employment, equity award, equity option or equity appreciation agreements, plans or other similar compensation or benefit plans or arrangements (including vacation plans, health and insurance plans, deferred compensation plans and retirement or savings plans) entered into by the Parent or any of its Subsidiaries in the ordinary course of its business with its employees, officers and directors, (d) fees and compensation to, and indemnity provided on behalf of, officers, directors, and employees of the Parent (or any direct or indirect parent thereof), the Borrower or their respective Subsidiaries in their capacity as such, to the extent such fees and compensation are customary, and (e) issuances of Equity Interests of the Parent and the Borrower to the extent otherwise permitted by this Agreement.
Section 9.15    Negative Pledge Agreements; Dividend Restrictions. Each of the Parent and the Borrower will not, and will not permit any other Loan Party to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than (a) this Agreement and the Security Instruments, (b) the Second Lien Debt and the Second Lien Security Documents, (c) agreements or arrangements evidencing or related to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness, (d) customary restrictions and conditions with respect to the sale or disposition of Property or Equity Interests permitted under Section 9.11 pending the consummation of such sale or disposition, (e) agreements and understandings contained in joint venture agreements or other similar agreements entered into in the ordinary course of business in respect to the disposition or distribution of assets of such joint venture or equity interests in such joint venture, (f) purchase money obligations for property acquired in the ordinary course of business and obligations under Capital Leases that impose restrictions on transferring the property so acquired, (g) customary provisions restricting assignment of any agreement entered into in the ordinary course of business and (h) encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (g) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Parent’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Secured Parties or restricts any Loan Party from paying dividends or making distributions to the Parent or any other Loan Party, or which requires the consent of or notice to other Persons in connection therewith.
Section 9.16    Take-or-Pay or Other Prepayments. Each of Parent and the Borrower will not, and will not permit any other Loan Party to, allow take-or-pay or other prepayments with respect to the Oil and Gas Properties of Parent, the Borrower or any other Loan Party that would require Parent, the Borrower or such other Loan Party to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed 1% of the annual production of gas of Parent, the Borrower and the other Loan Parties for the most recent calendar year, on an mcf equivalent basis in the aggregate.
Section 9.17    Swap Agreements.
(a)    Each of Parent and the Borrower will not, and will not permit any other Loan Party to, enter into any Swap Agreements with any Person other than:
(i)    Swap Agreements between a Loan Party and an Approved Counterparty in respect of commodities entered into not for speculative purposes the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed (x) for any month during the 36 month period following any date of determination, eighty percent (80%) of the reasonably anticipated projected production from proved reserves from Oil and Gas Properties (as such production is projected in the most recent Reserve Report delivered pursuant to the terms of this Agreement) for each month during such period for each of crude oil, natural gas and natural gas liquids, calculated separately and (y) for any month during the 24 month period beginning 37 months following any date of determination (and, for the avoidance of doubt, ending with the 60th month following such date of determination), eighty-five percent (85%) of the reasonably anticipated projected production from proved developed producing reserves from Oil and Gas Properties (as such production is projected in the most recent Reserve Report delivered pursuant to the terms of this Agreement) for each month during such period for each of crude oil, natural gas and natural gas liquids, calculated separately; provided, that, in each case, (A) put option contracts or floors that are not related to corresponding calls, collars or swaps shall not be included in calculating such percentage threshold and (B) such Swap Agreements shall not, in any case, have a tenor of greater than five (5) years. It is understood that Swap Agreements in respect of commodities which may, from time to time, “hedge” the same volumes, but different elements of commodity risk thereof, shall not be aggregated together when calculating the foregoing limitations on notional volumes; and
(ii)    Swap Agreements entered into by a Loan Party in respect of interest rates with an Approved Counterparty, which effectively convert interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower then in effect effectively converting interest rates from floating to fixed) do not exceed 80% of the then outstanding principal amount of all such Indebtedness.
(b)    In no event shall any Swap Agreement contain any requirement, agreement or covenant for any Guarantor to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures (other than under the Security Instruments);
(c)    Swap Agreements shall only be entered into in the ordinary course of business (and not for speculative purposes);
(d)    No Swap Agreement in respect of commodities shall be terminated, unwound, cancelled or otherwise disposed of except to the extent permitted by Section 9.11;

(e)    If, after the end of any calendar month, the aggregate volume of all Swap Agreements in respect of commodities for which settlement payments were calculated in such calendar month (other than puts, floors, and basis differential swaps on volumes hedged by other Swap Agreements) exceeded 100% of actual production of crude oil, natural gas and natural gas liquids, calculated separately, in such calendar month, then, to the extent necessary, the applicable Loan Party shall terminate, create off-setting positions, allocate volumes to other production any Loan Party is marketing, or otherwise unwind existing Swap Agreements such that, at such time, future hedging volumes will not exceed 100% of reasonably anticipated projected production of crude oil, natural gas and natural gas liquids, calculated separately, for the then-current and any succeeding calendar months.
Section 9.18    Amendments to Organizational Documents . Each of Parent and the Borrower shall not, and shall not permit any other Loan Party to, amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its Organizational Documents, in each case, in any respect that could reasonably be expected to be materially adverse to the interests of the Administrative Agent or the Lenders without the consent of the Administrative Agent (not to be unreasonably withheld or delayed).
Section 9.19    Changes in Fiscal Periods. Each of Parent and the Borrower shall not, and shall not permit any other Loan Party to have its Fiscal Year end on a date other than December 31 or change the method of determining Fiscal Quarters.
Section 9.20    Marketing Activities. Each of Parent and the Borrower will not, and will not permit any of the other Loan Parties to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of Parent, the Borrower and the other Loan Parties that Parent, the Borrower or one of the other Loan Parties has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.
Section 9.21    Second Lien Restrictions.
(a)    Neither Parent nor the Borrower shall, nor shall they permit any of the other Loan Parties to, amend, modify or waive any provision of any Second Lien Document if such amendment, modification or waiver is prohibited under the Intercreditor Agreement.
(b)    Neither Parent nor the Borrower shall, nor shall they permit any of the other Loan Parties to, grant a Lien on any Property to secure the Second Lien Debt without contemporaneously granting to Administrative Agent, as security for the Secured Obligations, a first priority Lien on the same Property pursuant to Security Instruments in form and substance reasonably satisfactory to Administrative Agent.
(c)    Prior to the date that is six months after the Maturity Date, neither Parent nor the Borrower shall, nor shall they permit any of the other Loan Parties to (i) call, make or offer to make any Redemption of or otherwise Redeem any Second Lien Debt (including any optional or mandatory prepayment of Second Lien Debt, except, with respect to any mandatory prepayment or mandatory Redemption of Second Lien Debt, to the extent such mandatory prepayment or mandatory Redemption would also be required by the terms of Section 3.04(c) or Section 3.04(d) hereof and the Lenders have waived the requirement to make such mandatory prepayment or mandatory Redemption in accordance with the terms hereof) other than a refinancing of the Second Lien Debt in accordance with the terms and conditions of the Intercreditor Agreement and this Agreement or (ii) pay any interest in cash on the 2019 Notes (but not, for the avoidance of doubt, any refinancing or replacement of the 2019 Notes), including in respect of any portion thereof payable in kind; provided however, that after the Compliance Certificate required by Section 8.01(c) with respect to the Fiscal Quarter ending March 31, 2018 has been delivered, such cash interest payments may be made if, both before and after giving effect to such cash interest payment (A) there is no Default, Event of Default or Borrowing Base Deficiency that has occurred and is continuing, (B) the ratio of Total Debt to EBITDAX is less than 1.75 to 1.0 and (C) the unused Commitments then available to be borrowed are at least 25% of the then effective Borrowing Base.

ARTICLE X
EVENTS OF DEFAULT; REMEDIES
Section 10.01    Events of Default. One or more of the following events shall constitute an “Event of Default”:
(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of Parent, the Borrower or any other Loan Party in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, notice, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (unless already qualified by materiality in which case such applicable representation and warranty shall prove to have been incorrect) when made or deemed made;
(d)    (i) Parent, the Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(l)(i), Section 8.01(l)(iii), Section 8.02, Section 8.03 (with respect to legal existence), Section 8.14, Section 8.16, Section 8.17 or in Article IX.
(e)    Parent, the Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b), Section 10.01(c) or Section 10.01(d)), the Guarantee and Collateral Agreement, Intercreditor Agreement or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of the Borrower or such other Loan Party otherwise becoming aware of such default;
(f)    Parent, the Borrower or any other Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure continues after the applicable grace or notice period, if any, specified in the relevant document for such Material Indebtedness;
(g)    any other event or condition occurs that results in any Material Indebtedness of any Loan Party becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any applicable notice periods, if any, and any applicable grace periods) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require Parent, the Borrower or any other Loan Party to make an offer in respect thereof;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party, or its or their debts, or of a substantial part of its or their assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, the Borrower or any other Loan Party or for a substantial part of its or their assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    Parent, the Borrower or any other Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, the Borrower or any other Loan Party or for a substantial part of its or their assets, (iv) file an answer admitting the material allegations of a petition filed against it or them in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing or (vii) become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(j)    (i) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged, unstayed or unsatisfied for a period of thirty (30) consecutive days;
(k)    the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against Parent, the Borrower or a Loan Party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any material portion of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or Parent, the Borrower or any other Loan Party or any of their Affiliates shall so state or assert in writing;
(l)    a Change in Control shall occur; or
(m)    for so long as the Second Lien Debt is outstanding (and without giving effect to any payment of the Second Lien Debt in violation of the terms of this Agreement or the Intercreditor Agreement),

any material provision of the Intercreditor Agreement shall, for any reason (other than an amendment or termination of the Intercreditor Agreement entered into in accordance with the terms thereof) cease to be valid and binding or otherwise cease to be in full force and effect against the Second Lien Administrative Agent or any of the holders of Second Lien Debt.
Section 10.02    Remedies.
(a)    In the case of an Event of Default (other than one described in Section 10.01(h) or Section 10.01(i)), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments and/or the LC Commitments, and thereupon the Commitments and/or the LC Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder and under the Loans and the other Loan Documents (including the payment of cash collateral to secure the LC Exposure as provided in Section 2.09(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Loan Party; and in case of an Event of Default described in Section 10.01(h) or Section 10.01(i), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the other Loan Parties accrued hereunder and under the Notes and the other Loan Documents (including the payment of cash collateral to secure the LC Exposure as provided in Section 2.09(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party. During of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.
(b)    In the case of the occurrence of an Event of Default which results in the Commitments terminating then the Borrowing Base shall automatically and concurrently be reduced to $0 simultaneously with the termination of the Commitments.
(c)    All proceeds realized from the liquidation or other Disposition of Collateral and any other amounts received after maturity of the Loans, whether from the Borrower, another Loan Party, by acceleration or otherwise, shall be applied:
(i)    first, to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;
(ii)    second, pro rata to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Lenders;
(iii)    third, pro rata to payment of accrued interest on the Loans;
(iv)    fourth, pro rata to payment of principal outstanding on the Loans, Secured Obligations referred to in clause (b) and (c) of the definition of Secured Obligations and LC Disbursements;
(v)    fifth, pro rata to any other Secured Obligations;

(vi)    sixth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure;
(vii)    seventh, to the Second Lien Agent as required under the Intercreditor Agreement; and
(viii)    eighth, any excess, after all of the Secured Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.
ARTICLE XI
THE ADMINISTRATIVE AGENT
Section 11.01    Appointment; Powers. Each Lender and Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 12.04) hereby authorizes and directs the Administrative Agent to enter into the Security Instruments on behalf of such Lender, in each case, as needed to effectuate the transactions permitted by this Agreement and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of such applicable Security Instrument. Without limiting the provisions of Sections 11.02 and 12.03, each Lender hereby consents to the Administrative Agent and any successor serving in such capacity and agrees not to assert any claim (including as a result of any conflict of interest) against the Administrative Agent, or any such successor, arising from the role of the Administrative Agent or such successor under the Loan Documents so long as it is either acting in accordance with the terms of such documents and otherwise has not engaged in gross negligence or willful misconduct.
Section 11.02    Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any other Loan Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and the other Loan Parties or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.
Section 11.03    Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default or Event of Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or Governmental Requirement. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.
Section 11.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Bank(s) hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.05    Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 11.06    Resignation of Administrative Agent. The Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank(s) and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint from among the Lenders a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank(s) appoint a qualified financial institution as successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Section 11.07    Administrative Agent as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
Section 11.08    No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not be required to keep themselves informed as to the performance or observance by, the Borrower or any of the other Loan Parties of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of any such Person. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Arranger shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any Loan Party (or any of their Affiliates) which may come into the possession of such agent or any of its Affiliates. In this regard, each Lender acknowledges that Sidley Austin LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of the other Loan Parties, the Administrative Agent (irrespective of whether the principal of any Loan or LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.05 and Section 12.03.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 11.10    Authority of Administrative Agent to Release Guarantors and Collateral and Liens. The Lenders, each Issuing Bank and each other Secured Party:
(a)    irrevocably authorize the Administrative Agent to comply with the provisions of Section 12.18 (without requirement of notice to or consent of any Person except as expressly required by Section 12.02(b)) and
(b)    authorize the Administrative Agent to execute and deliver to the Loan Parties, any and all releases of Liens, termination statements, assignments or other documents as reasonably requested by such Loan Party in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.11 or is otherwise authorized by the terms of the Loan Documents.
Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee and Collateral Agreement pursuant to this Section 11.10 or Section 12.18.

Section 11.11    Duties of the Arranger and Syndication Agent . The Arranger and the Syndication Agent shall not have any duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as a Lender hereunder.
Section 11.12    Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be credit bid by the Administrative Agent at the direction of the Majority Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any Disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Majority Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 12.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason, such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

ARTICLE XII
MISCELLANEOUS
Section 12.01    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone and subject to Section 12.01(b), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
(i)    if to the Borrower or Parent, to it at:
801 Louisiana, Suite 700
Houston, TX 77002,
Attention of Robert C. Turnham, Jr., President and Chief Operating Officer
Email: Robert.Turnham@goodrichpetroleum.com

With a copy to:

801 Louisiana, Suite 700
Houston, TX 77002,
Attention of Michael J. Killelea, Executive Vice President, General Counsel and Corporate Secretary
Email: Mike.Killelea@goodrichpetroleum.com

(ii)    if to the Administrative Agent, to it at:
JPMorgan Chase Bank, N.A.
712 Main, 12th Floor
Houston, Texas 77002
Attention: Trey Lewis
Email: trey.lewis@jpmorgan.com

(iii)    if to the Issuing Bank, to it at:
JPMorgan Chase Bank, N.A.
712 Main, 12th Floor
Houston, Texas 77002
Attention: Trey Lewis
Email: trey.lewis@jpmorgan.com
Facsimile No.: 713.216.7794

(iv)    if to any other Lender or Issuing Bank, to it at its address (or fax number) set forth in its Administrative Questionnaire.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)    Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
Section 12.02    Waivers; Amendments.
(a)    No failure on the part of the Administrative Agent, any Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
(b)    Neither this Agreement nor any provision hereof nor any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into (x) by the Borrower and/or the other applicable Loan Parties and the Majority Lenders or (y) by the Borrower and/or the other applicable Loan Parties and the Administrative Agent with the consent of the Majority Lenders; provided, that, with respect to any waiver, amendment or modification of any provision hereof on or prior to the Closing Date, no such provision may be waived, amended or modified without the written consent of all the Exiting Lenders; provided, further, that no such agreement shall:
(i)    increase the Maximum Credit Amount of any Lender without the written consent of such Lender,
(ii)    increase the Borrowing Base without the written consent of each Lender (other than any Defaulting Lender), or decrease or maintain the Borrowing Base without the consent of the Required Lenders; provided that a Scheduled Redetermination and the delivery of a Reserve Report may be postponed by the Required Lenders; provided further that it is understood that any waiver (or amendment or modification that would have the effect of a waiver) of the right of the Required Lenders to adjust (through a reduction of) the Borrowing Base or the amount of such adjustment in the form of a reduction to the Borrowing Base pursuant to the Borrowing Base Adjustment Provisions in connection with the occurrence of a relevant event giving rise to such right shall require the consent of the Required Lenders,
(iii)    reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Secured Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, provided that, for the avoidance of doubt, any waiver of any default interest payment obligations only need to be entered into (x) by the Borrower and/or the other applicable Loan Parties and the Majority Lenders or (y) by the Borrower and/or the other applicable Loan Parties and the Administrative Agent with the consent of the Majority Lenders,
(iv)    postpone the scheduled date of (A) payment or prepayment of the principal amount of any Loan or LC Disbursement, (B) any interest thereon, or (C) any fees payable hereunder, or any other Secured Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone the Termination Date without the written consent of each Lender affected thereby, provided that, for the avoidance of doubt, any waiver of any default interest payment obligations only need to be entered into (x) by the Borrower and/or the other applicable Loan Parties and the Majority Lenders or (y) by the Borrower and/or the other applicable Loan Parties and the Administrative Agent with the consent of the Majority Lenders,
(v)    change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender,
(vi)    waive or amend Section 10.02(c) without the written consent of each Lender (other than any Defaulting Lender); provided that any waiver or amendment to Section 10.02(c) or to this proviso in this Section 12.02(b)(vi), or any amendment or modification to any Security Instrument that results in the Secured Swap Agreement secured by such Security Instrument no longer being secured thereby on an equal and ratable basis with the principal of the Loans, or any amendment or other change to the definition of the terms “Secured Swap Agreement,” or “Secured Swap Provider”, which would result in an equivalent effect shall also require the written consent of each Secured Swap Provider adversely affected thereby,
(vii)    release any Guarantor (other than as a result of a transaction permitted hereby), release all or substantially all of the collateral (other than as provided in Section 11.10) without the written consent of each Lender (other than any Defaulting Lender), or
(viii)    change any of the provisions of this Section 12.02(b) or the definitions of “Majority Lenders” or “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender (other than Defaulting Lenders); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or Issuing Bank, as the case may be.
Notwithstanding the foregoing, any supplement to any Schedule shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.
(c)    Notwithstanding anything to the contrary contained in the Loan Documents, the Administrative Agent and the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender in order to (i) correct, amend, cure or resolve any ambiguity, omission, defect, typographical error, inconsistency or other manifest error therein, (ii) add a guarantor or collateral or otherwise enhance the rights and benefits of the Lenders, (iii) make administrative or operational changes not adverse to any Lender or (iv) adhere to any local Governmental Requirement or advice of local counsel not adverse to any Lender; provided that, in each case, the Lenders shall have received at least three (3) Business Days’ prior written notice of any such amendment, modification or supplement and the Administrative Agent shall not have received, within such three (3) Business Day period, a written notice from the Majority Lenders stating that the Majority Lenders object to such amendment modification or supplement.
(d)    Notwithstanding anything to the contrary contained in any Loan Documents, the Commitment of any Defaulting Lender may not be increased without its consent (it being understood, for avoidance of doubt, that no Defaulting Lender shall have any right to approve or disapprove any increase, decrease or reaffirmation of the Borrowing Base) and the Administrative Agent may with the consent of the Borrower amend, modify or supplement the Loan Documents to effectuate an increase to the Borrowing Base where such Defaulting Lender does not consent to an increase to its Commitment, including not increasing the Borrowing Base by the portion thereof applicable to the Defaulting Lender.
Section 12.03    Expenses, Indemnity; Damage Waiver.
(a)    The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental invasive and non-invasive assessments and audits and surveys and appraisals, in connection with the syndication of this Agreement, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all documented out-of-pocket costs, expenses, taxes, assessments and other charges incurred by the Administrative Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein or conducting of title reviews, mortgage matches and collateral reviews, (iii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender (but limited to one counsel and reasonably necessary special counsel for the Administrative Agent, the Issuing Bank or any Lender taken as a whole (and, if necessary, one firm of local counsel in each relevant jurisdiction for the Administrative Agent, the Issuing Bank or any Lender taken as a whole), and solely in the case of a conflict of interest, one additional counsel (and if reasonably necessary, one local counsel in each relevant jurisdiction) for the affected parties similarly situated) in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    THE BORROWER SHALL AND SHALL CAUSE EACH LOAN PARTY TO INDEMNIFY THE ADMINISTRATIVE AGENT, THE ARRANGER, THE SYNDICATION AGENT, THE ISSUING BANK AND EACH LENDER, THEIR RESPECTIVE AFFILIATES, AND THEIR RESPECTIVE RELATED PARTIES (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE (SUCH LEGAL EXPENSES TO BE LIMITED TO ONE COUNSEL AND REASONABLY

NECESSARY SPECIAL COUNSEL FOR THE INDEMNITEES TAKEN AS A WHOLE (AND, IF NECESSARY, ONE FIRM OF LOCAL COUNSEL IN EACH RELEVANT JURISDICTION FOR THE INDEMNITEES TAKEN AS A WHOLE), AND SOLELY IN THE CASE OF A CONFLICT OF INTEREST, ONE ADDITIONAL COUNSEL (AND IF REASONABLY NECESSARY, ONE LOCAL COUNSEL IN EACH RELEVANT JURISDICTION) FOR THE AFFECTED INDEMNITEES SIMILARLY SITUATED), INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF, AND ANY ENFORCEMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OF ANY RIGHTS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, (ii) THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (iii) THE FAILURE OF THE BORROWER OR ANY OTHER LOAN PARTY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iv) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY OTHER LOAN PARTY SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (v) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING (A) ANY REFUSAL BY AN ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (vi) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vii) THE OPERATIONS OF THE BUSINESS OF THE BORROWER OR ANY OTHER LOAN PARTY BY SUCH PERSONS, (viii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (ix) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS OR ANY LIABILITY UNDER ENVIRONMENTAL LAW RELATED TO THE BORROWER OR ANY OTHER LOAN PARTY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY OTHER LOAN PARTY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY OR (xi) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY ANY LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES INCLUDING ORDINARY NEGLIGENCE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (x) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND

NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM (1) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (2) A MATERIAL BREACH IN BAD FAITH BY SUCH INDEMNITEE OF ITS EXPRESS OBLIGATIONS UNDER THIS AGREEMENT AT A TIME WHEN THE BORROWER HAS NOT BREACHED ITS OBLIGATIONS HEREUNDER IN ANY MATERIAL RESPECT PURSUANT TO A CLAIM INITIATED BY THE BORROWER OR (y) RELATE TO ANY PROCEEDING SOLELY BETWEEN OR AMONG INDEMNITEES OTHER THAN (1) CLAIMS AGAINST ANY AGENT, ISSUING BANK OR ARRANGER OR THEIR RESPECTIVE AFFILIATES IN THEIR CAPACITY OR IN FULFILLING THEIR ROLE UNDER ANY LOAN DOCUMENT TO THE EXTENT SUCH INDEMNITEE IS OTHERWISE ENTITLED TO INDEMNIFICATION IN ACCORDANCE WITH THIS SECTION 12.03(b) AND (2) LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES THAT ARISE OUT OF ANY ACT OR OMISSION ON THE PART OF THE BORROWER OR ANY OTHER LOAN PARTY. NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF INFORMATION OR OTHER MATERIALS OBTAINED THROUGH ELECTRONIC, TELECOMMUNICATIONS OR OTHER INFORMATION TRANSMISSION SYSTEMS, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE FOUND BY A FINAL AND NONAPPEALABLE DECISION OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. THIS SECTION 12.03(B) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, OR DAMAGES ARISING FROM ANY NON-TAX CLAIM.
(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Arranger, the Syndication Agent, or the Issuing Bank under Section 12.03(a) or Section 12.03(b), each Lender severally agrees to pay to the Administrative Agent, the Arranger, the Syndication Agent, or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Arranger, the Syndication Agent, or the Issuing Bank in its capacity as such.
(d)    To the extent permitted by Governmental Requirements, the Borrower shall not, and shall cause each Loan Party not to, assert, and hereby waives and agrees to cause each Loan Party to waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof whether occurring on, prior to or after the Closing Date.
(e)    All amounts due under this Section 12.03 shall be payable not later than thirty (30) days after written demand therefor.
Section 12.04    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated herein, the Related Parties of each of the Administrative Agent, any Issuing Bank, the Lenders and the other Secured Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of:
(A)    the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund, or, if an Event of Default has occurred and is continuing, to any Assignee; provided further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent with ten (10) Business Days after having received written notice thereof; and
(B)    the Administrative Agent and each Issuing Bank; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than the lesser of (x) $5,000,000 (and shall be in increments of $1,000,000 in excess thereof) and (y) the aggregate amount of the applicable Commitment or the outstanding Loan, as the case may be, held by the assigning Lender, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and the assignor shall have paid (or another Person shall have paid on its behalf) in full any amounts owing by it to the Administrative Agent and any Issuing Bank;
(D)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and
(E)    the assignee must not be a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), a Defaulting Lender or an Affiliate or a Subsidiary of the Borrower or any other Loan Party.

(iii)    Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).
(iv)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank(s) and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and, at its election, forward a copy of such revised Annex I to the Borrower, each Issuing Bank and each Lender.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire and, as required by Section 5.03(g), applicable tax forms (or certifications (taking into account whether the Assignee shall already be a Lender hereunder and shall have provided the required tax forms and certifications)), the processing and recordation fee referred to in this Section 12.04(b) and any written consent to such assignment required by this Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).
(c)    Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (other than the Borrower, any Affiliate of the Borrower or any natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person)) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) such Lender shall continue to give prompt attention to and process (including, if required, through discussions with Participants) requests for waivers or amendments hereunder. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Participant may have consent rights with respect to any amendment, modification or waiver described in clauses (i), (iii), (iv), (v), (vi) and (vii) of the proviso to Section 12.02(b) that affects such Participant and for which such Lender would have consent rights. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. The Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(g) (it being understood that the documentation required under Section 5.03(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 12.04; provided that such Participant (A) agrees to be subject to the provisions of Section 5.05 as if it were an assignee under paragraph (b) of this Section 12.04 and (B) shall not be entitled to receive any greater payment under Section 5.02 or Section 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.05 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender or its registered assigns requiring Notes to facilitate transactions described in this Section 12.04(d) in accordance with Section 2.02(d) or as the Borrower may otherwise consent (such consent not to be unreasonably withheld or delayed).
(e)    Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the other Loan Parties to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.
Section 12.05    Survival; Revival; Reinstatement.
(a)    All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until Payment in Full. The provisions of Article III, Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.
(b)    To the extent that any payments on the Secured Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Obligations shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall, and shall cause each other Loan Party to, take any action requested by the Administrative Agent and the Lenders to effect such reinstatement.
Section 12.06    Counterparts; Integration; Effectiveness.
(a)    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.
(b)    This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
(c)    Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by fax, facsimile or other similar electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 12.07    Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of Lender, the Borrower or any other Loan Party against any of and all the obligations of Lender, the Borrower or any other Loan Party owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured; provided that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.02(c) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, Issuing Bank(s) and the Lenders, and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, Issuing Bank(s) and their respective Affiliates under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank(s) or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 12.09    GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS; WAIVER OF TRIAL BY JURY.
(a)    THIS AGREEMENT, THE NOTES AND THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(b)    EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS (AND THE BORROWER SHALL CAUSE EACH LOAN PARTY TO SUBMIT) FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT; PROVIDED, THAT NOTHING CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT WILL PREVENT ANY PARTY FROM BRINGING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE LOAN DOCUMENTS IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.
(c)    EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.
(d)    EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT (I) SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO HOLDINGS OR THE BORROWER, AS THE CASE MAY BE AT ITS ADDRESS SET FORTH IN SECTION 12.01 OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO AND (II) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
Section 12.10    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 12.11    Confidentiality. Each of the Administrative Agent, each Issuing Bank and each Lender agrees to keep confidential all Information (as defined below); provided that nothing herein shall prevent the Administrative Agent, any Issuing Bank or any Lender from disclosing any such Information (a) to the Administrative Agent, any other Issuing Bank, any other Lender or any Affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section 12.11, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in compliance with the policies of the Administrative Agent, such Issuing Bank or such Lender), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Governmental Requirement, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than as a result of a breach of this Section 12.11, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) if agreed by the Borrower in its sole discretion, to any other Person. “Information” means all information received from Parent, the Borrower or their respective Subsidiaries relating to the Parent, the Borrower or their respective Subsidiaries or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by Parent, the Borrower or its Subsidiaries and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 12.12    Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes and other Secured Obligations arising under the Loan Documents, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans or Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Loans or Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.
Section 12.13    Collateral Matters; Swap Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any Collateral securing the Secured Obligations shall also extend to and be available to the Secured Swap Providers in respect of the Secured Swap Agreements as set forth herein. Except as set forth in Section 12.02(b)(vi), no Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.
Section 12.14    No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and any Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including any other Loan Party of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, Issuing Bank or Lender for any reason whatsoever. There are no third party beneficiaries.
Section 12.15    EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT (A) NO FIDUCIARY, ADVISORY OR AGENCY RELATIONSHIP BETWEEN THE LOAN PARTIES AND THE CREDIT PARTIES IS INTENDED TO BE OR HAS BEEN CREATED IN RESPECT OF ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, IRRESPECTIVE OF WHETHER THE CREDIT PARTIES HAVE ADVISED OR ARE ADVISING THE LOAN PARTIES ON OTHER MATTERS, AND THE RELATIONSHIP BETWEEN THE CREDIT PARTIES, ON THE ONE HAND, AND THE LOAN PARTIES, ON THE OTHER HAND, IN CONNECTION HEREWITH AND THEREWITH IS SOLELY THAT OF CREDITOR AND DEBTOR, (B) THE CREDIT PARTIES, ON THE ONE HAND, AND THE LOAN PARTIES, ON THE OTHER HAND, HAVE AN ARM’S LENGTH BUSINESS RELATIONSHIP THAT DOES NOT DIRECTLY OR INDIRECTLY GIVE RISE TO, NOR DO THE LOAN PARTIES RELY ON, ANY FIDUCIARY DUTY TO THE LOAN PARTIES OR THEIR AFFILIATES ON THE PART OF THE CREDIT PARTIES, (C) THE LOAN PARTIES ARE CAPABLE OF EVALUATING AND UNDERSTANDING, AND THE LOAN PARTIES UNDERSTAND AND ACCEPT, THE TERMS, RISKS AND CONDITIONS OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, (D) THE LOAN PARTIES HAVE BEEN ADVISED THAT THE CREDIT PARTIES ARE ENGAGED IN A BROAD RANGE OF TRANSACTIONS THAT MAY INVOLVE INTERESTS THAT DIFFER FROM THE LOAN PARTIES’ INTERESTS AND THAT THE CREDIT PARTIES HAVE NO OBLIGATION TO DISCLOSE SUCH INTERESTS AND TRANSACTIONS TO THE LOAN PARTIES, (E) THE LOAN PARTIES HAVE CONSULTED THEIR OWN LEGAL, ACCOUNTING, REGULATORY AND TAX ADVISORS TO THE EXTENT THE LOAN PARTIES HAVE DEEMED APPROPRIATE IN THE NEGOTIATION, EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, (F) EACH CREDIT PARTY HAS BEEN, IS, AND WILL BE ACTING SOLELY AS A PRINCIPAL AND, EXCEPT AS OTHERWISE EXPRESSLY AGREED IN WRITING BY IT AND THE RELEVANT PARTIES, HAS NOT BEEN, IS NOT, AND WILL NOT BE ACTING AS AN ADVISOR, AGENT OR FIDUCIARY FOR THE LOAN PARTIES, ANY OF THEIR AFFILIATES OR ANY OTHER PERSON, (G) NONE OF THE CREDIT PARTIES HAS ANY OBLIGATION TO THE LOAN PARTIES OR THEIR AFFILIATES WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS EXCEPT THOSE OBLIGATIONS EXPRESSLY SET FORTH HEREIN OR THEREIN OR IN ANY OTHER EXPRESS WRITING EXECUTED AND DELIVERED BY SUCH CREDIT PARTY AND THE LOAN PARTIES OR ANY SUCH AFFILIATE AND (H) NO JOINT VENTURE IS CREATED

HEREBY OR BY THE OTHER LOAN DOCUMENTS OR OTHERWISE EXISTS BY VIRTUE OF THE TRANSACTIONS CONTEMPLATED HEREBY AMONG THE CREDIT PARTIES OR AMONG THE LOAN PARTIES AND THE CREDIT PARTIES. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”
Section 12.16    USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and other Loan Parties, which information includes the name and address of the Borrower and other Loan Parties and other information that will allow such Lender to identify the Borrower and other Loan Parties in accordance with the Patriot Act.
Section 12.17    Flood Insurance Provisions. Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Agreement or any other Loan Document.
Section 12.18    Releases of Guarantors and Collateral.
(a)    Each of the Lenders, the Issuing Bank, and by accepting the benefits of the Collateral, each of the Secured Swap Providers and Secured Cash Management Banks, irrevocably authorize the Administrative Agent to take the following actions, and the Administrative Agent hereby agrees to take such actions at the request of the Borrower (at the Borrower’s sole cost and expense): (a) release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (i) upon Payment in Full, (ii) that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted under the Loan Documents, (iii) if approved, authorized or ratified in writing in accordance with Section 12.02 or (iv) that is required to be released pursuant to the Intercreditor Agreement; (b) to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien permitted by Section 9.03(c); and (c) to release any Guarantor from its obligations under any Loan Documents if such Person (i) ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or (ii) if approved, authorized or ratified in writing in accordance with Section 12.02.
(b)    Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee and Collateral Agreement pursuant to Section 11.10 or this Section 12.18.
(c)    In connection with any release of any Guarantor or release or subordination of any Liens in any portion of the Collateral, in each case, in accordance with this Section 12.18, the Administrative Agent, at the request and sole expense of the Borrower, shall promptly execute and deliver to the Borrower all releases or other documents reasonably necessary or desirable to evidence the release of the applicable Liens in such portion of the Collateral, to subordinate its interest in such portion of the Collateral or release any Guarantor from its obligations under the Guarantee and Collateral Agreement; provided that the Administrative Agent may request that the Borrower provide, and may conclusively rely on, without further inquiry, a certificate of a Responsible Officer of the Borrower stating that (x) such transaction is in compliance with this Agreement and the other Loan Documents and (y) no Guarantor or Collateral, as applicable, other than the Guarantor or Collateral, as applicable, required to be released is being released.
Section 12.19    Intercreditor Agreement. Each Lender (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) agrees that it will be bound by the terms thereof as if such Lender was a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs Administrative Agent to enter into the Intercreditor Agreement as Administrative Agent and on behalf of such Lender. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 12.04(b)) hereby authorizes and directs Administrative Agent to enter into the Intercreditor Agreement on behalf of such Lender and agrees that the Administrative Agent, may take such actions as is contemplated by the terms of the Intercreditor Agreement.
Section 12.20    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)     the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
Section 12.21    Effect of Amendment and Restatement.
(a)    This Agreement does not constitute a novation of the obligations and liabilities under the Existing Credit Agreement or evidence repayment or termination of any such obligations and liabilities.
(b)    On the Closing Date,
(i)    each Commitment (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall be deemed to be continued under this Agreement and not novated;
(ii)    this Agreement, each of the other Loan Documents and all other ancillary documents executed in connection herewith and therewith shall supersede and replace in their entirety the

Existing Credit Agreement, each other Loan Document (as defined in the Existing Credit Agreement) and all ancillary documents executed in connection therewith and all such superseded agreements and ancillary documents shall be of no further force and effect, except for provisions thereof that by their terms survive termination of such agreements and ancillary documents;
(iii)    the parties hereto acknowledge and agree that the Liens created by the Mortgages (as defined in the Existing Credit Agreement) and the Security Instruments (as defined in the Existing Credit Agreement) shall be carried forward and evidenced by the Mortgages and Security Instruments and have not been released or impaired in any way; and
(iv)    Wells Fargo Bank, National Association will cease to be the Issuing Bank.
(c)    For avoidance of doubt, all participations and other indebtedness, obligations and liabilities outstanding under the Existing Credit Agreement immediately prior to the Closing Date shall continue to constitute participations, and other indebtedness, obligations and liabilities under this Agreement.  It is the intent of the parties hereto that this Agreement amends, restates and supersedes in its entirety the Existing Credit Agreement and re-evidences the obligations of the Borrower and the Loan Parties outstanding thereunder.
(d)    Each party hereto hereby waives any requirements for notice and consent required to give effect to such reallocations referenced in the foregoing Section 12.21(c) and in Section 12.22(a).
(e)    the Lenders hereby authorize and direct Wells Fargo Bank, National Association as Administrative Agent under the Existing Credit Agreement (in such capacity “Wells Fargo”) to execute and deliver such instruments and documents as Wells Fargo deems appropriate to assign and transfer any and all collateral under the Existing Credit Agreement and the Loan Documents to the Administrative Agent under this Agreement.
Section 12.22    Closing Date Maximum Credit Amount and Applicable Percentage; Acknowledgment and Agreement of Existing Lenders.
(a)    On the Closing Date, each Lender agrees that its Maximum Credit Amount and Applicable Percentage will reflect the amounts set forth on Annex I and, with respect to each Exiting Lender, such Exiting Lender’s Commitment (as defined in the Existing Credit Agreement) shall be terminated and such Exiting Lender shall have no Commitment under this Agreement.
(b)    Wells Fargo hereby notifies the Borrower and the Exiting Lenders that it has resigned as Administrative Agent (as such term is used in the Existing Credit Agreement) under the Existing Credit Agreement effective on the Closing Date. The Exiting Lenders and the Borrower hereby waive the requirement of Section 9.04 of the Existing Credit Agreement that Wells Fargo give at least 30 days prior notice of such resignation.
(c)    Notwithstanding any other provision of this Agreement, it is a condition to the effectiveness of this Agreement that Wells Fargo and the Exiting Lenders (or Wells Fargo on behalf of the Exiting Lenders) shall have been paid all amounts owing to Wells Fargo and to all of the Exiting Lenders under or in connection with the Existing Credit Agreement and the Loan Documents, including without limitation, all amounts provided in the letter dated October 11, 2017 between the Borrower and Wells Fargo.

(d)    The Exiting Lenders are executing this Agreement solely for the purpose of acknowledging and agreeing to the provisions of Section 12.22. After the Closing Date, no Exiting Lender is a Lender under the Credit Agreement.
(e)      The provisions of Sections 5.01, 5.02, 5.03 and 12.03 of the Existing Credit Agreement shall survive and remain in full force and effect for the benefit of the Exiting Lenders.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:	GOODRICH PETROLEUM CORPORATION

By: /s/ Michael J. Killelea
Name: Michael J. Killelea
Title: Executive Vice President, General Counsel and Corporate Secretary

BORROWER:	GOODRICH PETROLEUM COMPANY, L.L.C.

By: /s/ Michael J. Killelea
Name: Michael J. Killelea
Title: Executive Vice President, General Counsel and Corporate Secretary

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Lender, and a Lender

By: /s/ Darren M. Vanek
Name: Darren M. Vanek
Title: Authorized Signatory

SUNTRUST BANK, as a Lender

By: /s/ Nick Rolf
Name: Nick Rolf
Title: Vice President

EXITING LENDER (SIGNING SOLELY WITH RESPECT TO SECTION 12.22):	BANK OF MONTREAL, as an Exiting Lender

By: /s/ Melissa Guzmann
Name: Melissa Guzmann
Title: Director

EXITING LENDER (SIGNING SOLELY WITH RESPECT TO SECTION 12.22):	WELLS FARGO BANK, NATIONAL ASSOCIATION as an Exiting Lender

By: /s/ Stephanie Harrell
Name: Stephanie Harrell
Title: Director

EXITING LENDER (SIGNING SOLELY WITH RESPECT TO SECTION 12.22):	COMPASS BANK, as an Exiting Lender

By: /s/ Rachel Festervand
Name: Rachel Festervand
Title: SVP

EXITING LENDER (SIGNING SOLELY WITH RESPECT TO SECTION 12.22):	BANK OF AMERICA, N.A., as an Exiting Lender

By: /s/ Tyler D. Levings
Name: Tyler D. Levings
Title: Director

EXITING LENDER (SIGNING SOLELY WITH RESPECT TO SECTION 12.22):	ROYAL BANK OF CANADA, as an Exiting Lender

By: /s/ Kristan Spivey
Name: Kristan Spivey
Title: Authorized Signatory

EXITING LENDER (SIGNING SOLELY WITH RESPECT TO SECTION 12.22):	THE BANK OF NOVA SCOTIA, as an Exiting Lender

By: /s/ Mark Sparrow
Name: Mark Sparrow
Title: Director

ANNEX I
LIST OF MAXIMUM CREDIT AMOUNTS

Aggregate Maximum Credit Amounts

Name of Lender	Applicable Percentage	Maximum Credit Amount
JPMorgan Chase Bank, N.A.	55.0%	$137,500,000.00
SunTrust Bank	45.0%	$112,500,000.00
TOTAL:	100.00000000%	$250,000,000.00